UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to § 240.14a-12

PARAMETRIC TECHNOLOGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-(6)(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

To our Stockholders:

Our Annual Report and Form 10-K describe PTC’s discipline in controlling expenses and improving profitability in 2004. We plan to employ that same discipline to help the Company grow both revenue and profit in 2005 and in the future. We believe that this focus on growth, in addition to profitability, will enhance shareholder value.

Another initiative that is important to us is to improve our equity and compensation structure. Future requirements such as options expensing, and evolving corporate governance best practices are causing many companies to rethink the compensation philosophies of their businesses. In doing so, we have determined that our existing equity infrastructure does not provide the flexibility required to address these new trends or allow us to take the necessary steps to keep employee and stockholder interests aligned.

PTC’s proxy statement for 2005 contains stockholder proposals that are designed to support the following objectives to improve our equity structure:

•	Minimize the dilutive effect associated with future equity grants (“burn rate”). Our goal is to reduce our annual burn rate to 2% of total shares outstanding.

•	Reduce the number of shares subject to outstanding stock options as well as those shares available to grant under our equity plans, such that the dilutive effect of existing and potential equity grants is minimized. This reduction will lower two important measurements of potential dilution: options overhang and voting power dilution. Our short-term goal is to reduce the options overhang from its current level of 32% of total shares outstanding to 20%, with a corresponding reduction to voting power dilution from its current level of 24% to 16%. Our long-term goal is to reduce the options overhang to 15% of total shares outstanding, with a corresponding reduction to voting power dilution.

•	Bring PTC’s number of total shares outstanding in line with that of other software companies of similar size, a range of 100 million to 150 million shares outstanding.

In order to make meaningful progress against these objectives, we are asking you to consider and approve two proposals this year:

•	The first proposal relates to our equity incentive programs. Specifically, we have requested that stockholders approve amendments to our 2000 Equity Incentive Plan (“2000 EIP”) such that we can grant restricted stock as an incentive for employees, and thereby reduce the number of shares subject to future equity incentive grants. This would reduce our burn rate. This move from options to restricted stock will also enable us to limit the expense associated with this form of compensation, while continuing to provide a valuable incentive to employees. In addition, the authorization of restricted stock will allow us to use performance-based restricted stock as a portion of the overall equity incentive for PTC executives, the vesting of which will be tied to meeting specific operating or financial targets. The amendments to our 2000 EIP also permit us to undertake a one-time option exchange program for certain underwater options held by PTC non-executive employees, which combined with a voluntary cancellation of over 3,300,000 options held by our Chief Executive Officer and other executive officers, will make a dramatic improvement in our options overhang.

•	The second proposal will give PTC’s Board of Directors the ability to effect a reverse stock split that will help align our total share count to those of peer software companies. When used in tandem with a program to reduce overhang and burn rate, a reverse stock split should be an effective way to improve our overall equity structure and in turn, benefit our existing shareholders.

Our Proxy Statement for our 2005 Annual Meeting of Stockholders includes detailed information concerning these proposals to aid you in the voting process. We look forward to seeing you at our Annual Meeting on March 10, 2005 where we will vote on these two stockholder proposals, as well as proposals to elect Board members and confirm the selection of our independent auditor for the current fiscal year.

Sincerely,

Noel G. Posternak Chairman of the Board

PARAMETRIC TECHNOLOGY CORPORATION

140 KENDRICK STREET

NEEDHAM, MASSACHUSETTS 02494

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on March 10, 2005

We will hold the Annual Meeting of Stockholders of Parametric Technology Corporation (“PTC”) at the offices of the Company, 140 Kendrick Street, Needham, Massachusetts 02494 on Thursday, March 10, 2005 at 9:00 a.m., local time. At this year’s Annual Meeting, we will ask you to:

1.	Elect three directors to serve for the next three years.

2.	Approve amendments to our 2000 Equity Incentive Plan, including the authority for an exchange and cancellation of outstanding stock options.

3.	Approve an amendment to our Articles of Organization authorizing a reverse stock split at a two-for-five ratio.

4.	Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm for the current fiscal year.

5.	Consider other business that may further or relate to the foregoing.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 17, 2005. With the Proxy Statement, we are sending you PTC’s 2004 Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements.

By Order of the Board of Directors

AARON C. VON STAATS
Clerk

Needham, Massachusetts

February 1, 2005

Directions to our offices are as follows:

From the North:

Route 128 South to Exit 19B, to Highland Avenue. At the next traffic light, take a left onto Hunting Road. Left onto Kendrick Street. PTC entrance is on the right hand side.

From the South:

Route 128 North to Exit 18, right onto Great Plain Avenue. Right onto Greendale Avenue. Right onto Kendrick Street. PTC entrance is on the left hand side.

From either the East or West:

Mass Pike to Route 128 South to Exit 19B, to Highland Avenue. At the next traffic light, take a left onto Hunting Road. Left onto Kendrick Street. PTC entrance is on the right hand side.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR ON THE INTERNET, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE PROXY IS MAILED IN THE UNITED STATES.

i

PROXY STATEMENT FOR THE PARAMETRIC TECHNOLOGY CORPORATION

2005 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did We Send You this Proxy Statement?

As a stockholder, you have the right to attend and vote at the Parametric Technology Corporation (PTC) 2005 Annual Meeting of Stockholders. If you attend the Annual Meeting, you may vote your shares directly. Whether or not you attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. The PTC Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support on the proposals presented.

There are two parts to our proxy solicitation: this proxy statement and the enclosed voting instruction form (which may also be called a “proxy card”). The proxy statement explains the proposals to be voted on at the Annual Meeting. You use the voting instruction form to authorize your shares to be voted as you wish.

We will begin mailing this proxy statement on February 1, 2005 to all stockholders entitled to vote. If you owned our common stock at the close of business on January 17, 2005, you are entitled to vote. On that date, there were 270,495,242 shares of common stock outstanding. Common stock is our only class of voting stock.

How Many Votes Do You Have?

You have one vote for each share of common stock that you owned at the close of business on January 17, 2005. Your proxy card or other voting instruction form indicates the number.

How May You Vote by Proxy?

To vote, simply complete, sign and return the form before the meeting, and your shares will be voted as you direct. If you wish, in most cases you may vote by telephone or the Internet instead.

When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares as you direct at the meeting. If you sign the form but do not make specific choices, they will vote your shares to:

(A)	elect the three current directors nominated by the Board;

(B)	approve our Amended 2000 Equity Incentive Plan, including a program for the exchange and cancellation of outstanding stock options, as described below;

(C)	approve the amendment to our Articles of Organization to permit the Board of Directors, in its discretion, to effect a reverse stock split, as described below; and

(C)	confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed voting instruction form and to return it promptly in the envelope provided. Returning the form will not affect your right to attend the Annual Meeting. If you wish to vote at the meeting despite having returned the form, see below under “May You Revoke Your Proxy” and “How May You Vote in Person.”

How May You Vote by Telephone or the Internet?

Instead of submitting your vote by mail on the enclosed voting instruction form, you may vote by telephone or the Internet. Please note that there may be separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account). In either case, you must follow the procedures described on your voting instruction form.

In order to vote online or via telephone, have the voting instruction form in hand, and call the number or go to the website listed on the enclosed form and follow the instructions. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

We encourage you to vote by the Internet. If you do so, please authorize us to deliver future annual reports and proxy statements to you by e-mail. This lowers costs and speeds delivery.

May You Revoke Your Proxy?

Yes. You may change your vote after you send in your voting instructions. A registered stockholder may revoke a proxy by following any of these procedures:

•	Send in another signed voting instruction form with a later date; or

•	Send a letter revoking your proxy to PTC’s Clerk at the address indicated on page 36 under “Information About Stockholder Proposals”; or

•	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.

A holder of stock in street name must follow the procedures required by the brokerage firm or bank to revoke a proxy. You should contact that firm directly for more information on these procedures.

How May You Vote in Person?

If you attend the Annual Meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in street name, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on January 17, 2005 in order to be admitted to the meeting. To be able to vote, you will need to obtain a “legal proxy” from the holder of record.

What Are the Votes Required? How Are They Affected by Abstentions and Broker Non-Votes?

The directors elected at the meeting will be those receiving the highest number of votes. The proposal to amend our Articles of Organization requires the affirmative vote of a majority of our shares outstanding. The other proposals may be approved by the affirmative vote of a majority of the votes cast. Accordingly, if you abstain from voting, or if your broker or bank does not vote on any proposal because it has not received instructions from you and doesn’t have the authority to vote in its discretion (a broker non-vote), it will count as a vote against the proposal to amend our Articles of Organization and will not count as a vote for or against any of the other proposals.

Is Voting Confidential?

Our policy is to keep all the proxies, ballots and voting tabulations confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card without providing your name.

What Are the Costs of Soliciting Proxies?

PTC will pay all the costs of soliciting proxies. In addition to mailing these proxy materials, our directors and employees may solicit proxies by telephone, fax or other electronic means of communication, or in person. In addition, The Proxy Advisory Group of Strategic Stock Surveillance, LLC is assisting us with the solicitation of proxies for a fee of $7,500, plus customary disbursements. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Stockholders Sharing the Same Surname and Address

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report and proxy statement. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. If you would like to have additional copies of our annual report and/or proxy statement mailed to you, or if you would like to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your voting instruction form.

How May You Obtain an Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for the year ended September 30, 2004 was included with this proxy statement. If you would like another copy, it is available on our web site at www.ptc.com. We will also send you one without charge if you call (781) 370-5000, e-mail to IR@ptc.com, or write to:

Investor Relations

Parametric Technology Corporation

140 Kendrick Street

Needham, MA 02494-2714

Where Can You Find the Voting Results?

We will publish the voting results on PTC’s website at www.ptc.com following the Annual Meeting and in our Form 10-Q for the second quarter of fiscal 2005, which we will file with the Securities and Exchange Commission (“SEC”) in May 2005.

Whom Should You Call if You Have any Questions?

If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 370-5000 or e-mail at IR@ptc.com.

DISCUSSION OF PROPOSALS

Proposal 1:	Elect Three Directors

The first proposal on the agenda for the Annual Meeting will be to elect three Class III directors for three-year terms beginning at this Annual Meeting and expiring at the 2008 Annual Meeting. For a description of the three classes of directors, see “Information About The Directors” beginning on page 19.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated three current directors—Robert N. Goldman, C. Richard Harrison and Joseph M. O’Donnell—for new, three-year terms and recommends that you vote for their re-election. The recommendation that Messrs. Goldman, Harrison and O’Donnell be renominated is based on the Nominating Committee’s consideration of their individual credentials and experience, their exemplary prior service as directors, the numerous contributions that they each have made to the work of the Board of Directors, their expected future contributions and their Board attendance records. The Nominating & Corporate Governance Committee’s process for selecting and evaluating director nominees is described under “Information About The Nominating Functions Of The Nominating & Corporate Governance Committee” on page 35. There were no nominees for director proposed by PTC stockholders.

The following table contains background information about each of the nominees. For a description of their holdings of PTC’s stock, see “How Much Stock is Owned by Directors and Officers?” beginning on page 23.

Name, Age, Principal Occupation, Business Experience and Directorships	Director Since	Term Expires
Class III Director Nominees:

Robert N. Goldman, age 55 Private investor since January 2003. Mr. Goldman was Chairman of the Board of eXcelon Corporation, a software developer, from September 2001 to December 2002 and Chief Executive Officer and President of eXcelon Corporation from November 1995 to September 2001.	1991	2005

C. Richard Harrison, age 49 Chief Executive Officer and President of PTC since March 2000. Mr. Harrison was President and Chief Operating Officer of PTC from August 1994 to March 2000.	1994	2005

Joseph M. O’Donnell, age 58 (1) Chairman of the Board, President and Chief Executive Officer of Artesyn Technologies, Inc., a provider of power conversion equipment and subsystems to the communications industry, since July 1994.	2004	2005

(1)	On May 27, 2004, the Board of Directors increased the number of members of the Board of Directors from six to seven and elected Mr. O’Donnell as a Class III director to serve until the 2005 Annual Meeting.

The Board of Directors recommends that you vote FOR the election of Robert N. Goldman, C. Richard Harrison and Joseph M. O’Donnell as Class III directors.

Proposal 2:	Approve Amendments to Our 2000 Equity Incentive Plan, Including the Authority for an Exchange and Cancellation of Outstanding Stock Options

PTC regularly improves its equity incentive compensation plans to address compensation best practices and otherwise meet our changing needs and the expectations of our stockholders. The Board of Directors has amended our 2000 Equity Incentive Plan (“2000 EIP”) as described in this section, subject to stockholder approval. The Amended 2000 EIP will permit us to:

(1)	implement improved compensation practices;

(2)	reduce the dilutive effect associated with future equity grants; and

(3)	reduce the number of shares subject to outstanding stock options as well as those shares available to grant under our equity plans.

These reductions will lower two important measurements of potential dilution: options overhang and voting power dilution. Our short-term goal is to reduce the options overhang from its current level of 32% of total shares outstanding to 20%, with a corresponding reduction to voting power dilution (on a fully diluted basis) from its current level of 24% to approximately 16%. Our long-term goal is to reduce the options overhang to 15% of total shares outstanding, with a corresponding reduction to voting power dilution.

The Proposal.

We are seeking stockholder approval of the Amended 2000 EIP, which is attached as Appendix B to this proxy statement. The principal changes from the 2000 EIP as previously approved by our stockholders will:

•	Authorize the stock option Exchange Program described below;

•	Allow any portion of the shares authorized for issuance to be granted as restricted stock;

•	Transfer 13,000,000 shares from another PTC plan for issuance under the Amended 2000 EIP instead; and

•	Authorize the grant of “restricted stock units.”

The Board of Directors believes that these amendments to the 2000 EIP promote important corporate goals and are therefore in the best interests of PTC’s stockholders.

Principal Benefits of the Amended 2000 EIP.

In order to accomplish a significant reduction in overhang, the Amended 2000 EIP authorizes a stock option exchange program (the “Exchange Program”). This program will allow employees (excluding our executive officers) to cancel certain outstanding, out-of-the-money stock options for either cash or restricted stock, as determined by the Compensation Committee. To the extent eligible employees participate in the Exchange Program, our overhang would be reduced. The Exchange Program is described below.

In addition to reducing overhang through the Exchange Program, benefits of the Amended 2000 EIP include: (i) decreasing the potential stockholder dilution resulting from future equity incentive grants by enabling the Company to make more use of restricted stock grants, which require fewer shares than stock options to deliver comparable value; (ii) making it easier to meet industry standards and stockholder expectations for linking executive pay with performance; (iii) reducing expenses associated with equity-based compensation under forthcoming stock option expensing requirements; and (iv) generally maximizing the alignment of employee interests with those of our stockholders.

The use of awards other than stock options will give us more flexibility in responding to changing rules for accounting for the expense of equity compensation. With the Amended 2000 EIP, we will also be able to increase performance-based equity incentives for executive officers, under which vesting of awards is conditioned on achievement of PTC’s important business objectives. For fiscal 2005, we anticipate that 50% of the equity incentive awards issued to officers would be issued as performance-based restricted stock.

Increase Use of Restricted Stock Grants. Currently, the 2000 EIP limits the number of shares of stock (i.e. awards other than stock options) that may be granted for consideration less than fair market value to 10% of the total number of shares approved under the plan from time to time. The Amended 2000 EIP removes this limitation. To date, the great majority of employees eligible for equity compensation have received stock options. Removing the limit will permit us to grant shares of restricted stock on a broader basis and implement meaningful performance-based equity incentives for executive officers. The features of restricted stock and a description of other, related changes to be made by the Amended 2000 EIP are described below under “Summary of 2000 EIP.” These awards involve issuing fewer shares than stock options to deliver similar value, which will reduce overhang and potential stockholder dilution. Furthermore, the Exchange Program may require that we be able to issue a greater number of restricted shares than is currently possible. Accordingly, the Board believes that eliminating the 10% limit on grants of restricted stock is desirable.

Transfer Shares to the Amended 2000 EIP and Reduce Total Shares Issuable under PTC Plans. The Amended 2000 EIP reflects the transfer from our 1997 Nonstatutory Stock Option Plan (“1997 NSOP”) of 13,000,000 shares for issuance under the Amended 2000 EIP. When this transferred amount is added to the 2,195,666 shares remaining unissued under the 2000 EIP at December 31, 2004, a total of 15,195,666 shares would be available for issuance under the Amended 2000 EIP (excluding any shares that may be issued under the Exchange Program.) If the Amended 2000 EIP is approved, we will also terminate the 1997 NSOP with respect to future grants, and the 2000 EIP would become our sole vehicle for granting future equity awards. As of December 31, 2004, there were 18,940,057 shares available for grant under the 1997 NSOP. Accordingly, approving the Amended 2000 EIP and these related actions would immediately reduce the number of shares available for grant under all PTC’s plans by nearly 6,000,000. This number would be further reduced if 1997 NSOP options that are not cancelled in the Exchange Program later terminate, because the shares subject to those options would not be reissued.

These proposed reductions, which are discussed in further detail below, are illustrated in the following chart:

	Current PTC Equity Program (as of December 31, 2004)	Approximation of resulting PTC Equity Program (assuming full participation)
Shares underlying outstanding awards	64,759,986	37,602,971
Shares available for awards	21,135,723	15,195,666

Total	85,895,709	52,798,637

Authorize the Grant of Restricted Stock Units. A restricted stock unit, or RSU, is the right to receive shares of common stock in the future subject to meeting specified conditions and subject to forfeiture. These awards are made in the form of “units,” each representing the equivalent of one share of common stock, although they may be settled in either cash or stock, at the Company’s discretion. Restricted stock units represent unfunded and unsecured obligations of PTC. In the discretion of the Compensation Committee, units may be awarded with rights to the payment of dividend equivalents. It is expected that RSUs would be used in lieu of restricted stock primarily where the recipient would be better served under applicable tax laws.

You will find a summary of the 2000 EIP’s principal features and additional information concerning our equity incentive plans in “Summary of 2000 EIP” below and in “Equity Compensation Plans” beginning on page 31.

The Exchange Program

Approval of the Amended 2000 EIP will also permit us to seek to reduce overhang through the proposed stock option Exchange Program. At present, approximately 58% of the outstanding options under the 2000 EIP and the 1997 NSOP are out-of-the-money; that is, they have exercise prices that are higher than the current fair market value of our common stock, in most cases substantially higher. We believe that our employees view these options as providing little or no incentive, and the Board wishes to reinvigorate our equity compensation program. The Exchange Program would provide a special, one-time opportunity for eligible active employees to cancel stock options that have exercise prices in specified ranges above the then current market price of our stock in exchange for either cash or grants of fewer shares of restricted stock. The amount of the cash payment or restricted stock would be determined using the valuation methodology described below under “Valuation.” We currently anticipate initiating the Exchange Program promptly after June 30, 2005, in order to coordinate with a new standard of accounting for stock options that takes effect for PTC in July 2005.

Under the Exchange Program, participants would be able to elect to return for cancellation all of their eligible stock options having an exercise price above a threshold set by the Compensation Committee (described further below under “Valuation”). In exchange, they would receive either cash or proportionally fewer shares of restricted stock. Participation in the program will be voluntary; however, a participant would be required to surrender all of his or her eligible options that have grant prices above the threshold to participate. Shares of restricted stock, if any, issued through the Exchange Program would be issued under the Amended 2000 EIP. Since they would be derived from shares otherwise issuable under the cancelled options, these shares would be in addition to the number of shares available for issuance under the Amended 2000 EIP as described above.

Eligibility. The Exchange Program will be open to our active non-executive employees. Accordingly, our Chief Executive Officer and the other executive officers listed in the summary compensation table on page 25 of this Proxy Statement will not be eligible to participate. The Exchange Program will include the employees of PTC’s participating subsidiaries worldwide, except where local laws make that impractical. The Exchange Program will not be available to former employees or to consultants or directors.

Executive Giveback. In order to help achieve our goal of reducing overhang, our Chief Executive Officer and the other executive officers listed in the summary compensation table on page 25 have agreed to cancel for no compensation the options they hold that have exercise prices above $15.50 per share (approximately 3,333,032 shares) in connection with the Exchange Program.

Valuation. We intend to set the value of the cash and restricted stock to be paid in the Exchange Program to be no greater than the value of the stock options being surrendered. We have worked with independent consultants to establish models for estimating the option values. We expect to use the Black-Scholes stock option valuation model, as well as a binomial model, and will base the exchange ratios on the values determined by these models. However, no payments of cash or restricted stock will have a value greater than 100% of the value of the cancelled options, as determined by the binomial model.

As an illustrative example, if we were to have initiated the Exchange Program beginning in December 2004, the following table illustrates the exchange price for each class of stock options eligible for exchange in the Exchange Program and the number of options eligible for exchange, assuming all of the currently eligible employees elected to participate and a value of $4.86 per share of common stock, being the 200-day average of the closing prices of our common stock as reported by the Nasdaq National Market for the period ending December 1, 2004.

Illustrative Table of Exchange Ratios

Exercise Price	Value Provided per Stock Option	Number of Shares Subject to Currently Eligible Options	Weighted Average Remaining Life of Eligible Options (yrs)	Weighted Average Exercise Price	Total Value
$9.00 - $11.99	$1.06	6,498,844	4.58	$10.25	$6,875,776.95
$12.00 - $14.99	$0.66	8,164,423	3.99	$13.42	$5,408,113.80
$15.00 - $19.99	$0.41	4,672,867	3.59	$15.88	$1,934,566.94
$20.00 - $24.99	$0.23	3,841,586	3.45	$21.86	$883,564.78
$25.00 - Up	$0.11	646,263	3.29	$28.53	$71,347.44

		23,823,983			$15,173,369.91

We currently anticipate offering to cancel options with exercise prices at $9.00 and above for cash. Based on the illustrative example above and assuming full participation of all outstanding options currently eligible as of December 31, 2004, the Exchange Program would result in the exchange of options for approximately 23,823,983 shares for the payment of approximately $15,173,370. The Company may elect to pay for certain of the exchanged options using restricted stock in lieu of cash, in which case the ratio of restricted stock would be set using the option valuation models described above and based on the fair market value of the restricted stock as determined by the Compensation Committee. Only options with exercise prices of $9.00 and above will be included in the Exchange Program and we would only offer to exchange restricted stock for options that have exercise prices less than 40% above the then-current market price of our common stock. If we offer to exchange options for restricted stock, the number of shares of restricted stock issued in connection with the Exchange Program will not exceed 5,000,000 shares. The total cash paid to optionholders in the Exchange Program will not exceed $20,000,000.

Vesting of Restricted Stock Awards Issued Pursuant to the Exchange Program. Although we currently anticipate paying cash in the Exchange Program, if restricted stock is issued in lieu of cash then, regardless of the class of option surrendered in the exchange, all restricted stock issued in the Exchange Program would vest one year following the grant date, subject to the participant’s continued employment with PTC. The vesting schedule for the restricted stock will not take into account the extent that any exchanged options were already vested, nor will it give credit for prior service with PTC (See “Summary of 2000 EIP” below for a discussion of vesting and forfeiture of restricted stock). The Board of Directors believes this new vesting schedule under the Exchange Program would enhance the motivational and retentive elements of the award and would thus benefit the stockholders.

Potential Effects of the Exchange Program. As of December 31, 2004, there were options outstanding under our equity incentive plans to purchase 64,759,986 shares of our common stock. The weighted average remaining life of these outstanding options was 5.73 years, while the weighted average exercise price was $9.83. We have an additional 21,135,723 shares available for grant under our existing equity plans, excluding our 2000 Employee Stock Purchase Plan. In the event the Amended 2000 EIP is approved by the stockholders, and assuming full participation in the Exchange Program, we anticipate that the number of shares subject to options outstanding under our equity incentive plans would decrease to approximately 37,602,971 (with the resulting weighted average remaining life and weighted average exercise price of these outstanding options to be 7.07 years and $5.66, respectively). Moreover, the 2000 EIP would then be our sole vehicle to grant future discretionary equity awards, and the number of shares available for awards under the Amended 2000 EIP would be 15,195,666. These decreases in equity awards outstanding and shares available for future awards would reduce our current options overhang from 32% to 20%, and our current potential voting power dilution (on a fully diluted basis) from 24% to 16%.

Implementation of the Exchange Program. If the Amended 2000 EIP is approved by stockholders, we expect that eligible employees will be offered the opportunity to participate in the Exchange Program promptly after June 30, 2005. Participants will be given an election period (a minimum of 20 business days) in which to accept the offer. All of the eligible options of participating employees will be cancelled on the last day of the election period. The restricted stock issued as part of the Exchange Program, if any, would be issued as of the first business day after the end of the election period, and the cash payments will be distributed to participants as soon as practicable thereafter.

Accounting Treatment. Under current accounting rules, PTC will be required to record a fixed compensation expense on its income statement equal to the fair market value of the options exchanged for cash and shares of restricted stock in the Exchange Program. The expense for the restricted stock component, if any, generally will be amortized over the vesting period for these shares. The expense for cash payments will be recognized immediately.

U.S. Federal Income Tax Consequences. Cash received by participants will be recognized as ordinary income and PTC will be allowed a corresponding business expense deduction. The exchange of options for restricted stock grants, if any, should be treated as a non-taxable exchange, and no income for U.S. federal income tax purposes should be recognized by participants or PTC upon the grant of the new restricted stock awards. Upon vesting in the restricted stock, participants would be required to recognize ordinary income in an amount equal to the then-current fair market value of such restricted stock. We would generally be allowed a business expense deduction for the amount of any taxable income that is recognized by participants at the time such income is recognized.

International Tax Consequences. The Exchange Program will be offered on a worldwide basis (except where impractical under local law). Participants residing outside of the U.S. may be subject to laws other than those of this country. The international tax implications of the Exchange Program are not discussed in this proxy statement and will vary depending upon the tax laws of foreign jurisdictions; however, the tender offer documents we deliver to participants will contain a summary of the applicable international tax laws.

Why the Amended 2000 EIP and the Proposed Exchange are Important

It is important that we improve our capital structure. Approval of the Amended 2000 EIP will help us to reduce overhang. By providing the Company the ability to issue restricted stock in lieu of stock options going forward, it will help us minimize the dilutive impact and the expense associated with future equity grants.

We also believe that our ability to provide effective equity compensation incentives is essential for us to attract, retain and motivate key personnel. Competition for top-notch software developers, sales personnel and other skilled employees has become more intense as high technology companies proliferate rapidly. The Board of Directors believes that equity grants are a valuable tool to motivate and retain employees if the equity grants provide realistic incentives. The Exchange Program addresses out-of-the-money stock options that no longer have the intended retentive and incentive effects.

The Board also wishes to reinvigorate our equity compensation program going forward. Under the Amended 2000 EIP, the Compensation Committee will be able to issue restricted stock on a broader basis and to implement equity incentive awards that include performance-based vesting requirements that are tied to achieving operating and/or financial targets.

Board Recommendation

For the foregoing reasons, the Board of Directors believes that the Amended 2000 EIP will allow us to improve our compensation plans, improve our capital structure and better align our compensation needs and our stockholders’ interests. The Board recommends that you vote FOR approval of the Amended 2000 EIP and the Exchange Program.

*****

Summary of 2000 EIP

The following summarizes the principal features of the 2000 EIP as in effect now and notes certain additional changes under the Amended 2000 EIP.

Administration	The 2000 EIP is administered by the Compensation Committee of the Board of Directors which is composed of two members of our Board who meet certain tests under the tax and securities laws for independence from PTC management. If there are not at least two such members, then the entire Board serves as the Committee for purposes of the 2000 EIP.

Types of Awards	Under the 2000 EIP, the Committee may award stock options, stock appreciation rights, and restricted and unrestricted shares of common stock. Restricted stock units may also be awarded under the Amended 2000 EIP.

Eligibility	The Committee may make awards to employees, directors and consultants of PTC and its subsidiaries based upon their anticipated contribution to the achievement of our objectives and other relevant matters. As of December 31, 2004, seven directors, approximately 3,150 employees, and approximately 300 consultants were eligible for awards under the 2000 EIP. Because awards are within the discretion of the Committee, one cannot know in advance the specific future recipients and the amount of their awards.

Stock Options and Their Terms	The Committee may award incentive stock options qualifying under Section 422 of the Internal Revenue Code (“ISOs”) and nonstatutory stock options. The Committee determines the terms of the option awards, including the amount, exercise price, vesting schedule and term, which may not exceed ten years. The per share exercise price of an option may not be less than the fair market value of a share of common stock on the date of grant, except that a nonstatutory stock option granted to a newly hired employee or consultant may have a lower exercise price so long as it is not less than 100% of fair market value on the date the person accepts PTC’s offer of employment or the date employment begins, whichever is lower.

A participant may pay the exercise price of an option in cash or, if permitted by the Committee, other consideration, including by surrendering common stock he or she holds.

Stock Appreciation Rights	The Committee may grant stock appreciation rights, or “SARs,” which are rights to receive any excess in value of shares of common stock over the exercise price. We expect that these would be granted primarily to non-U.S. employees who may be subject to adverse stock option taxation rules. The Committee shall determine at or after the time of grant whether SARs are settled in cash, common stock or other securities of PTC, awards or other property and may define the manner of determining the excess in value of the shares of common stock.

Restricted and Unrestricted Stock	The Committee may make awards of common stock subject to restrictions on transfer that lapse if specified conditions are met, such as the participant’s continued service with PTC or our achieving certain business or financial goals. The participant generally will forfeit the shares if the specified conditions are not met. The participant is entitled to vote the shares and receive any dividends during the restriction period. The Committee may also award common stock without restrictions, for example, to recognize outstanding achievements or as a supplement to restricted stock awards when PTC’s performance exceeds established business or financial goals. The types of performance goals that the Committee may use are expanded in the Amended 2000 EIP. The Committee determines what, if anything, the participant must pay to receive such a stock award. The number of shares that may be granted under the 2000 EIP for less than fair market value is currently limited to 10% of the shares authorized under the plan, and this limitation would be removed under the Amended 2000 EIP.

Restricted Stock Units	Under the Amended 2000 EIP the Committee is authorized to grant “Restricted Stock Units,” which are rights to receive in the future shares of common stock subject to forfeiture. The Committee determines the duration of the period during which, and the conditions under which, the award may be forfeited to the Company and the other terms and conditions of such awards. Restricted Stock Units may be settled in shares of common stock or cash, as determined by the Committee at the time of grant or thereafter. Such awards shall be made in the form of “units” with each unit representing the equivalent of one share of Common Stock.

Limitations on Individual Grants	Under the 2000 EIP, the Committee may not in any calendar year grant to any person options or stock appreciation rights for more than 2,000,000 shares of common stock, nor more than 500,000 shares of performance-based restricted or unrestricted stock awards. Under the Amended 2000 EIP, performance-based restricted or unrestricted stock awards and RSUs will be subject to the 2,000,000-share limit as well, which will now be on a fiscal year basis. This limit is subject to adjustment for changes in our structure or capitalization that affect the number of shares of common stock outstanding.

Termination of Service	The Committee determines the effect on an award of the disability, death, retirement or other termination of service of a participant in the 2000 EIP.

Transferability	The Committee has the authority to permit participants to transfer any award, provided that ISOs may be transferable only to the extent permitted by the tax code.

Change in Capitalization	If there is a change in our capitalization that affects the outstanding common stock, the aggregate number of shares that are reserved for issuance under the plan, as well as the number of shares subject to outstanding awards, together with option and SAR exercise prices, will be adjusted by the Committee to preserve the benefits intended to be provided under the plan.

Change in Control	The Committee may act to preserve a participant’s rights under an award in the event of a change in control of PTC by, among other things, accelerating any time period relating to the exercise or payment of the award, causing the award to be assumed by another entity or providing for compensating payments to the participant.

Amendment or Repricing of Outstanding Awards	The Committee may amend or terminate any outstanding award, for which the respective participant’s consent would be required unless either (i) if such action would terminate or reduce the number of shares issuable under an option, the exercisability of the option must be accelerated or (ii) the amendment would not materially and adversely affect the participant. However, the Committee may not, without stockholder approval, amend any outstanding option to reduce the exercise price or replace it with an option at a lower exercise price.

Amendment of the 2000 EIP	The Board of Directors may amend, suspend or terminate the 2000 EIP, subject to any stockholder approval it deems necessary or appropriate. For example, under provisions currently applicable to PTC, the Board may not increase the number of shares of common stock issuable under the plan (except in the case of a recapitalization, stock split or similar event) without stockholder approval.

Federal Income Tax Consequences Relating to Awards under the 2000 EIP and Amended 2000 EIP

Incentive Stock Options. A participant does not realize taxable income upon the grant or exercise of an ISO under the 2000 EIP. If a participant does not dispose of shares received upon exercise of an ISO for at least two years from the date of grant and one year from the date of exercise, then (a) upon sale of the shares, any amount realized in excess of the exercise price is taxed to the participant as long-term capital gain and any loss sustained will be a long-term capital loss and (b) we may not take a deduction for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the participant.

If shares of common stock acquired upon the exercise of an ISO are disposed of before the end of the one and two-year periods described above (a “disqualifying disposition”), the participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the exercise price. We would be entitled to a tax deduction for the same amount. Any further gain realized by the participant would be taxed as a short-term or long-term capital gain and would not result in any deduction for us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Stock Options. No income is realized by the participant at the time a nonstatutory option is granted. Upon exercise, the participant realizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. We would receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any further tax deduction by us.

Restricted Stock. Generally, a participant will be taxed at the time the restrictions on the shares lapse. The excess of the fair market value of the shares at that time over the amount paid, if any, by the participant for the shares will be treated as ordinary income. The participant may instead elect at the time of grant to be taxed (as ordinary income) on the excess of the then fair market value of the shares over the amount paid, if any, for the shares. In either case, we would receive a tax deduction for the amount reported as ordinary income to the participant. Upon the participant’s disposition of the shares, any subsequent appreciation or depreciation is treated as a short or long-term capital gain or loss and will not result in any further tax deduction by us.

Restricted Stock Units. A participant does not realize taxable income upon the grant or vesting of a restricted stock unit as long as proper elections are made or the units only become payable upon an allowable distribution event or on a specified date. Otherwise, the participant will realize taxable income upon vesting of a restricted stock unit, and may be subject to interest and additional penalties that are applicable to certain forms of nonqualified deferred compensation. Assuming that proper elections are made or that the allowable distribution provisions are followed, when an award is settled, the participant will include as ordinary income an amount equal to the fair market value of the shares (or the amount of cash) distributed to settle the award. We would receive a corresponding tax deduction at the time of settlement. If the award is settled in shares, then any subsequent appreciation or depreciation is treated as short-term or long-term capital gain or loss and will not result in any further tax deduction by us.

Other Tax Matters. United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of the five most highly paid executive officers (each, a “covered person”) unless the compensation is “performance-based” as defined in Section 162(m) of the tax code. Stock options and SARs granted under the 2000 EIP are performance-based compensation if they have exercise prices not less than the fair value of common stock on the date of grant. In the case of restricted stock and restricted stock units, Section 162(m) requires that the general business criteria of any performance goals that are established by the Committee be approved (as they have been in the 2000 EIP) and periodically reapproved by stockholders in order for such awards to be considered performance-based and deductible by us. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the Committee.

A participant who receives any accelerated vesting or exercise of options or stock appreciation rights or accelerated lapse of restrictions on restricted stock or restricted stock units in connection with a change in control might be deemed to have received an “excess parachute payment” under federal tax law. In such cases, the participant may be subject to an excise tax and we may be denied a tax deduction.

2000 EIP and 1997 NSOP Activity

As shown in the Summary Compensation Table on page 25, the awards described in the following table have been made periodically, and it is our expectation that the Compensation Committee will continue to make awards under the Amended 2000 EIP to advance the goals described above. Such awards have and will continue to fluctuate in amount from year to year based on many factors, including our performance and the market value of our common stock. For fiscal 2005, equity incentive grants to employees and officers generally have been suspended to enable the Company to seek stockholder approval of the proposed amendments to the 2000 EIP and in anticipation of the adoption of the new requirement to expense stock options under Financial Accounting Standard Board Statement No. 123r. If the proposed amendments to the 2000 EIP are approved by stockholders, the Compensation Committee anticipates resuming equity awards to officers and employees for fiscal 2005 at the time the Company adopts stock option expensing in July 2005, with the aggregate amount of the awards to be in line with the Company’s goal of minimizing the dilutive effect associated with future equity grants. The Committee intends to grant awards under the plan in amounts that will provide similar incentives to those previously provided by our stock options and that a portion of these equity incentive awards issued to officers would be performance-based restricted stock with performance criteria tied to operating and/or financial targets established at the beginning of each fiscal year. The Committee currently expects that officer grants of restricted stock in fiscal 2005 would be not more than two-thirds the number of shares granted pursuant to stock options in 2004 with 50% of these awards being performance-based restricted stock. Although the foregoing reflects the Compensation Committee’s current expectations, no specific plans or arrangements have been made for any particular awards and any equity awards would be made in the discretion of the Compensation Committee based on the circumstances at the time of that decision. Consequently, we cannot specify, with respect to any particular person or group, either the benefits or amounts that will be received in the future.

2000 EIP. PTC’s stockholders have previously approved the issuance of 11,500,000 shares under the 2000 EIP. As of December 31, 2004, options exercisable for 8,818,572 shares were outstanding and 2,195,666 shares remained available for grant under the 2000 EIP. Under the 2000 EIP, we have to date granted stock options to purchase shares of common stock to the following persons or groups in the following amounts:

Name and Title or Group	Number of Options Granted to Date
C. Richard Harrison Chief Executive Officer and President	1,962,500
Barry F. Cohen Executive Vice President, Strategic Services and Partners	1,200,000
Paul J. Cunningham Executive Vice President, Worldwide Sales	1,200,000
Anthony DiBona Executive Vice President, Global Maintenance Support	300,000

Name and Title or Group	Number of Options Granted to Date
James E. Heppelmann Executive Vice President and Chief Product Officer	1,575,000	(i)
Cornelius F. Moses Executive Vice President and Chief Financial Officer	733,500
All Current Executive Officers as a Group	7,271,000
All Current Nonemployee Directors as a Group	1,575,000
All Current Employees, excluding Executive Officers, as a Group	400,000

(i)	Includes 375,000 shares of restricted stock granted to Mr. Heppelmann on May 30, 2002.

1997 NSOP. As of December 31, 2004, under the 1997 NSOP, there were outstanding options exercisable for 39,101,803 shares and 18,940,057 shares remained available for grant.

The closing price of our common stock on December 31, 2004, as reported by the Nasdaq National Market, was $5.89.

Proposal 3:	Approve an Amendment to Our Articles of Organization to Permit a Reverse Stock Split

The Proposal

Our Board of Directors has unanimously adopted a resolution seeking stockholder approval to amend PTC’s Articles of Organization to effect a “reverse stock split” of PTC common stock in which every five outstanding shares would be combined into two shares. This would result in no proportional change to any stockholder’s ownership of PTC (except to the extent of any resulting fractional share, as discussed below). If the stockholders approve this amendment to our Articles, the Board of Directors may, in its discretion, effect the reverse stock split at any time before our 2006 Annual Meeting of Stockholders. The Board of Directors currently believes that a reverse stock split will be desirable for the Company and its shareholders. However, notwithstanding approval of this proposal by the stockholders, the Board of Directors may determine in its discretion that a reverse stock split is not in PTC’s best interests and may abandon it without further action by the stockholders.

Reasons for the Proposed Reverse Stock Split

We have been a public company quoted on the Nasdaq National Market since 1989. We had 270,489,479 shares of common stock outstanding as of January 3, 2005. This is significantly higher than the typical software company of our size and with a similar business model. Our Board of Directors believes that it is in the interest of our stockholders and PTC for us to have a number of shares outstanding that is comparable to that of other widely owned public software companies. The Board of Directors also believes that an additional benefit of a reverse split may be to help bring our stock price in line with that of peer companies. A higher share price may enable us to attract additional institutional investors and investment funds whose investing guidelines would otherwise prohibit them from purchasing PTC stock. Our stockholders should also benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds can ultimately improve the trading liquidity of our common stock, which would benefit all stockholders. Reducing the number of shares outstanding would also reduce the Company’s costs associated with administering its stock plans.

In order to reduce the number of shares of PTC common stock outstanding (and thereby attempt to raise the per share price of PTC common stock proportionally), the Board of Directors believes that it is in the best interests of our stockholders for the Board to have the authority to implement a reverse stock split. When used in tandem with a program to reduce overhang and minimize the dilutive effect associated with future equity grants, a reverse stock split should be an effective way to improve PTC’s capital structure and in turn, benefit our existing shareholders.

If the stockholders approve this proposal, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that the reverse stock split at a two-for-five ratio is in the best interests of the stockholders at that time. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the Board of Directors does not implement the reverse stock split before our 2006 Annual Meeting, the authority granted in this proposal will terminate.

Principal Effects of the Proposed Reverse Stock Split

If approved and effected, the reverse stock split would be effected simultaneously for all outstanding PTC common stock. The reverse stock split would affect all of PTC’s stockholders uniformly and will not affect any stockholder’s percentage ownership interest or proportionate voting power in PTC, except to the extent that the reverse stock split would otherwise result in any of PTC’s stockholders owning a fractional share. No fractional shares would be issued as a result of the reverse stock split. As described below, stockholders otherwise entitled to fractional shares as a result of the reverse stock split will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-reverse stock split stockholders to the extent there are current stockholders who would otherwise receive less than one share of PTC common stock after the reverse stock split. However, because the number of authorized shares of PTC common stock will not be reduced, the reverse stock split will increase the number of authorized and unissued shares that the Board of Directors may issue in the future without further stockholder action.

The principal effects of the reverse stock split will be that:

•	the number of shares of PTC common stock issued and outstanding will be reduced from approximately 270,489,479 shares (as of January 3, 2005) to approximately 108,195,791 million shares (such number is contingent upon the number of shares outstanding at the time of the reverse split);

•	proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase shares of PTC common stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise as was required immediately before the reverse stock split; and

•	the number of shares reserved for issuance under each of our equity compensation plans would also be reduced proportionately.

Effect on Stockholders with Post-Reverse Stock Split Fractional Shares. PTC stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, fractional shares would be addressed in one of the following ways, as determined by PTC in its discretion: (1) we will pay each stockholder otherwise entitled to a fractional share cash in an amount equal to such fraction multiplied by the value of the common stock on the effective date or (2) our transfer agent or a designated broker will aggregate all fractional shares and sell them as soon as practicable after the effective date at the then prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive a fractional share. We expect that this sale would be conducted in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After those sales are completed, each stockholder entitled thereto will receive a cash payment in an amount equal to the stockholder’s pro rata share of the total net proceeds of the sales. No transaction costs will be assessed on this sale. These cash proceeds will be subject to federal income tax. No interest will be paid for the period of time between the effective date of the reverse stock split and the date of payment for the cashed-out shares.

After the reverse stock split, a stockholder will have no further interest in PTC with respect to any cashed-out fractional share. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights, except to receive payment as described above.

NOTE: If you do not hold sufficient PTC shares in any given account to receive at least one share in the reverse stock split and you want to continue to hold PTC common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date:

(1)	purchase a sufficient number of shares of PTC common stock so that you hold at least that amount of shares of PTC common stock in your account before the reverse stock split as would entitle you to receive at least one share of PTC common stock on a post-reverse stock split basis; or

(2)

if applicable, consolidate your accounts so that you hold at least that amount of shares of PTC common stock in one account before the reverse stock split as would entitle you to receive at least one share of PTC common stock on a post-reverse stock split basis. Shares held in registered form (that is, shares held by you in your own name in PTC’s stock records maintained by our transfer agent) and shares held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

You should be aware that, under the escheat laws of the various jurisdictions where you reside, where PTC is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Registered and Beneficial Stockholders. Upon a reverse stock split, we intend to treat stockholders holding PTC common stock in “street name” (i.e., through a bank, broker or other nominee) in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split in the accounts of their customers holding PTC common stock in street name. However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Registered stockholders who hold all their shares in certificate form will receive a transmittal letter from our transfer agent after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate you will be issued a new certificate for the appropriate number of post-reverse stock split shares. You may still sell your shares and deliver your old stock certificate to a broker even if you have not yet exchanged it for a new certificate.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Effect on Authorized Shares. The reverse stock split would affect all issued and outstanding shares of PTC common stock and outstanding rights to acquire PTC common stock. Upon the effectiveness of the reverse stock split, the total number of authorized shares would not change and the number of authorized shares of PTC common stock that are not outstanding would increase due to the reduction in the number of shares of PTC common stock outstanding. As of January 3, 2005, we had 500,000,000 authorized shares of common stock, of which 270,489,479 shares were issued and outstanding. Following the reverse stock split we will continue to have 5,000,000 authorized shares of preferred stock, none of which are currently outstanding. Authorized but unissued shares are available for issuance by the Board of Directors, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of PTC common stock will be diluted.

Procedure for Effecting Reverse Stock Split

If the stockholders approve this proposal and the Board of Directors decides to implement the reverse stock split at any time before our 2006 Annual Meeting, we will file Articles of Amendment with the Secretary of the Commonwealth of the Commonwealth of Massachusetts to amend PTC’s current Articles of Organization. The reverse stock split will become effective on the date of filing the Articles of Amendment, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares (less any fractional shares, as described above).

Accounting Matters

The reverse stock split will not affect the par value of PTC common stock. As a result, as of the effective time of the reverse stock split, the aggregate par value of PTC common stock on its balance sheet will be reduced in proportion to the reverse stock split ratio and the additional paid-in capital account will be increased by a corresponding amount. The per-share net income or loss and net book value of PTC common stock will be changed because there will be fewer shares of PTC’s common stock outstanding. In addition, the historical amounts of net income or loss per common share previously reported by PTC, as well as all reference to common stock share amounts, will be restated to reflect the reverse stock split as if it had been in effect as of the earliest reported period.

Certain Risk Factors Associated with the Proposed Reverse Stock Split

There can be no assurance that the total market capitalization of PTC common stock (the aggregate value of all PTC common stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of PTC common stock following the reverse stock split will increase in proportion to the reduction in the number of shares of PTC common stock outstanding before the reverse stock split. For example, based on the closing market price of PTC common stock on January 3, 2005 of $5.66 per share, if the Board of Directors decided to implement the reverse stock split, there can be no assurance that the post-split market price of PTC common stock would be $14.15 per share or greater. Accordingly, the total market capitalization of PTC common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of PTC common stock following the reverse stock split may not exceed or remain higher than the market price before the proposed reverse stock split.

A decline in the market price of PTC common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of PTC common stock could be adversely affected following such a reverse stock split. The market price of PTC common stock will, however, also be based on PTC’s performance and other factors, which are unrelated to the number of shares outstanding.

A reverse stock split would increase the number of stockholders who own odd lots (less than 100 shares), potentially increasing their trading costs. Stockholders who hold odd lots typically incur higher costs to sell their shares and may have greater difficulty in effecting sales.

The reverse stock split may have an anti-takeover effect. The increased proportion of authorized and unissued shares to outstanding shares could, in certain circumstances, have an anti-takeover effect. For example, it would permit issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of PTC with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of PTC’s common stock or obtain control of PTC, nor is it part of a plan by management to recommend to the Board of Directors and stockholders a series of amendments to our Articles of Organization to address takeover concerns. Other than the reverse stock split proposal, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Articles of Organization that could be construed to affect the ability of third parties to take over or change the control of PTC.

No Appraisal Rights

Under the Massachusetts Business Corporation Act, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following summary of certain material United States federal income tax consequences of the reverse stock split does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Furthermore, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Tax Code (i.e., generally, property held for investment). The tax treatment of any stockholder may vary depending upon the particular circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the whole post-reverse stock split shares received in the reverse stock split will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor, less the portion of the basis in the pre-reverse stock split shares attributable to any fraction of a post-reverse stock split share for which the stockholder received cash. In general, stockholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

The receipt of cash instead of a fractional share of PTC common stock by a United States holder of PTC common stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date. Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO YOU OF THE REVERSE STOCK SPLIT.

Recommendation of Board of Directors

The Board of Directors recommends a vote FOR the proposal to amend PTC’s Articles of Organization to effect a reverse stock split at a two-for-five ratio.

Proposal 4:	Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm for the current fiscal year.

The fourth proposal on the agenda for the Annual Meeting will be to confirm the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as PTC’s independent registered public accounting firm for the fiscal year ending September 30, 2005. PricewaterhouseCoopers LLP served as our independent auditors for the fiscal year ended September 30, 2004. Further information about PricewaterhouseCoopers LLP appears under “Information about our Independent Registered Public Accounting Firm” on page 32. Although stockholder confirmation of the selection of PricewaterhouseCoopers LLP is not required by law or our by-laws, and this vote will not be binding on PTC, the Board of Directors believes that it is advisable to give stockholders an opportunity to provide guidance on this selection. In the event this confirmation is not received, the Audit Committee will reconsider the selection of PricewaterhouseCoopers LLP.

The Board recommends that you CONFIRM the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm.

Other Matters

The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the Annual Meeting, the persons named in the accompanying voting instruction form will vote, or otherwise act, in accordance with their judgment on such matters.

INFORMATION ABOUT THE DIRECTORS

Who Are Our Directors?

Our Board of Directors is divided into three classes with staggered three-year terms. There are currently two Class I directors, two Class II directors and three Class III directors, whose terms expire, respectively, at the 2006, 2007 and 2005 Annual Meetings of Stockholders. The Class III directors, who are described on page 3, are nominated for re-election at this Annual Meeting. The Class I and II directors will continue in office following the Annual Meeting. The following table contains information about each of the Class I and II directors. You will find information on director holdings of PTC stock in the section called “How Much Stock is Owned by Directors and Officers?” beginning on page 23.

Name, Age, Principal Occupation, Business Experience and Directorships	Director Since	Term Expires
Class I Directors:

Donald K. Grierson, age 70 Director of ABB Vetco International. Mr. Grierson was Chief Executive Officer and President of ABB Vetco Gray, Inc., an oil services business, from 1991 to 2004. In addition to CEO and President, Mr. Grierson also served as Executive Director of ABB Vetco Gray, Inc., beginning March 2001.	1987	2006

Oscar B. Marx, III, age 66 Non-Executive Chairman of the Board of Amerigon Incorporated, a high technology automotive component supplier, since March 2003. Mr. Marx served as Chief Executive Officer and Chairman of the Board of Amerigon Incorporated from October 2001 to March 2003. Mr. Marx also was Chief Executive Officer and President of TMW Enterprises, a private automotive investment firm, from July 1995 to February 2002, and since that date has been Vice President, Automotive Sector, and was a Director until December 2002. Director of Amerigon Incorporated and Tesma International, Inc.	1995	2006

Class II Directors:

Michael E. Porter, age 57 Bishop William Lawrence University Professor at Harvard Business School. Professor Porter has been a Professor at Harvard Business School since 1973 and has been a University Professor since 2001. Director of Thermo Electron Corporation and Inforte Corporation.	1995	2007

Noel G. Posternak, age 68 Chairman of the Board of Directors of PTC since June 2000. Senior Partner in the law firm of Posternak, Blankstein & Lund, L.L.P. since 1980, practicing in the area of business law and mergers and acquisitions. Director of TA Associates Realty Funds.	1989	2007

Independence

All of our directors except Mr. Harrison, our President and Chief Executive Officer, and Professor Porter are “independent directors” as defined in the Nasdaq National Market listing standards.

Certain Relationships and Transactions

Mr. Harrison and Paul J. Cunningham, PTC’s Executive Vice President, Worldwide Sales, are first cousins.

Cornelius F. Moses, PTC’s Executive Vice President and Chief Financial Officer was an executive officer of Bradlees, Inc. within two years of its bankruptcy filing in January 2001.

Board Meetings and Attendance at the Annual Meeting

PTC’s Board currently schedules five regular meetings during each fiscal year, but will meet more often if necessary. The Board met eight times during fiscal 2004. We expect that each director will attend the Annual Meeting of Stockholders each year, barring other significant commitments or special circumstances. All directors then in office attended the 2004 Annual Meeting of Stockholders.

Communications with the Board

Stockholders may send communications to the Board of Directors in the manner described on the Investor Relations page at our web site (at www.ptc.com).

The Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee.

The Audit Committee

The Audit Committee examines our accounting processes, reviews our financial disclosures, and meets with the independent auditors (including meeting privately, outside the presence of PTC management) to discuss our financial reporting policies and procedures and our internal controls. The Committee reports on such matters to our Board of Directors. In this connection, the Committee is directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the work of the independent auditors. The Committee reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, assesses the independence of the auditors, and reviews their fees. At least once every three years, the Committee will evaluate the independent auditors’ tenure, the quality of their engagements and the associated costs to determine if independent auditor rotation is advisable.

The Committee is also responsible for pre-approving non-audit related services that may be performed by the independent auditors and for reviewing our internal controls over financial reporting and disclosure.

The Audit Committee operates under a written charter adopted by the Board of Directors (a copy of which is included as an Appendix A to this proxy statement and is available on our web site at www.ptc.com).

Messrs. Goldman, Marx (Chairman), and Posternak currently serve as members of the Audit Committee. All committee members are “independent directors” under both SEC rules and the listing requirements of the Nasdaq National Market governing the qualifications of members of the Audit Committee, and none of them has ever been an employee of PTC or any subsidiary. During fiscal 2004, the Audit Committee included at least one member who qualified as an Audit Committee Financial Expert, as defined by the SEC. That person was Oscar B. Marx, Chairman of the Audit Committee.

The Audit Committee met twelve times during fiscal 2004. The Committee’s report for 2004 appears on page 33.

The Compensation Committee

The Compensation Committee establishes the compensation levels for PTC’s executive officers (including granting stock options and other equity awards to executive officers) and oversees employee compensation programs, including PTC’s bonus programs and its equity incentive, stock option and employee stock purchase plans. The Committee acts under a written charter, which is available on our web site at www.ptc.com. Each year, the Committee reports to you on executive compensation. The Committee’s report for fiscal 2004 appears on pages 27 to 28.

Messrs. Goldman (Chairman) and Grierson currently serve as members of the Compensation Committee. Both Messrs. Goldman and Grierson qualify as “independent directors” under the Nasdaq National Market listing requirements. This committee met six times during fiscal 2004.

The Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee is appointed by the Board to assess Board membership needs, make recommendations regarding potential candidates for election to the Board of Directors and membership on committees of the Board of Directors, develop and recommend policies and processes regarding corporate governance matters and maintain a CEO succession plan in order to ensure continuity of leadership for PTC. The Committee acts under a written charter, which is available on our web site at www.ptc.com. Further information about the operation of the Committee appears on page 35.

Messrs. Posternak (Chairman), Goldman and Grierson currently serve as members of the Nominating & Corporate Governance Committee. All Committee members qualify as “independent directors” under the Nasdaq National Market listing requirements. The committee met twice during fiscal 2004.

How We Compensate Our Directors

Annual Cash Fee	Other than the Chairman of the Board, each director of PTC who is not an employee of PTC or our subsidiaries receives an annual cash fee of $25,000 per year. The Chairman of the Board, if a non-employee, is paid an annual cash fee of $125,000 per year. Each Chairman of a Board Committee is also paid an additional annual committee chairman fee of $5,000 (unless the committee chairman is also the Chairman of the Board, in which case the fee is waived).

Annual Equity Award

We also have generally granted each non-employee director 25,000 stock options on the date of each annual meeting. A non-employee serving as Chairman of the Board of Directors is granted 75,000 stock options.

These annual option grants generally have an exercise price equal to the fair market value of our stock on the Nasdaq National Market on the date of grant. The options vest annually in four equal parts beginning on the first anniversary of the grant date and expire ten years from the grant date. The options stop vesting when the director no longer serves on the PTC Board.

Going forward, if the amendments to our 2000 EIP described in Proposal Two above are approved, we anticipate that annual equity awards could be issued as restricted stock rather than stock options.

Equity Award to New Board Members	In fiscal 2004 our policy was to grant each new non-employee director 50,000 stock options at the time of initial election to the Board on the same terms as the annual option grants described above.

Going forward, if the amendments to our 2000 EIP described in Proposal Two above are approved, we anticipate that equity grants to new board members could be issued as restricted stock rather than stock options.

Meeting Fees	We also pay each non-employee director meeting fees of $2,000 for attendance at each Board meeting and $2,000 for attendance at each meeting of the Audit, Compensation, and Nominating & Corporate Governance Committees.

Expenses	PTC reimburses all directors for travel and other related expenses incurred in attending Board and committee meetings.

Directors who are PTC Employees	We do not compensate our employees for service as a director.

Information About Certain Insider Relationships

Professor Michael E. Porter has a consulting arrangement with PTC under which he aids in the development of and participates in a series of executive management seminars sponsored by PTC. In fiscal 2004, Mr. Porter participated in one executive management seminar and received a $15,000 fee.

INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP

Which Stockholders Own at Least 5% of PTC?

The following table shows all persons we know to be beneficial owners of at least 5% of PTC common stock as of November 30, 2004. “Beneficial owners” of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the SEC by the firms listed in the table below. If you wish, you may obtain these reports from the SEC.

	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
Merrill Lynch & Co., Inc. (3) World Financial Center, 250 Vesey Street New York, NY 10381	38,740,928(3)	14.3%

Mellon Financial Corporation (4) One Mellon Center Pittsburgh, Pennsylvania 15258	19,543,417(4)	7.2%

Cooke & Bieler, L.P. (5) 1700 Market Street, Suite 3222 Philadelphia, PA 19103	16,718,709(5)	6.2%

The footnotes for this table appear below the next table.

How Much Stock is Owned by Directors and Officers?

The following table shows the PTC common stock beneficially owned by PTC’s directors and the executive officers named in the Summary Compensation Table, as well as all current directors and executive officers as a group, as of November 30, 2004.

	Number of Shares Beneficially Owned(1)(6)	Percentage of Common Stock Outstanding(2)
Robert N. Goldman	267,500	*
Donald K. Grierson	207,500	*
Oscar B. Marx, III (7)	291,350	*
Joseph M. O’Donnell	0	*
Michael E. Porter	777,400	*
Noel G. Posternak	462,500	*
C. Richard Harrison (8)	6,802,673	2.46%
Barry F. Cohen	1,481,046.54%
Paul J. Cunningham	1,612,836.59%
Anthony DiBona (9)	437,044	*
James E. Heppelmann	1,631,216.60%
Cornelius F. Moses (10)	185,000	*
All directors, nominees for director, and current executive officers as a group (13 persons)	14,290,581	5.04%

 * Less than 1% of outstanding shares of common stock.

(1)	This describes shares as beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that he or she beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.
(2)	For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding includes the 270,423,259 shares outstanding as of November 30, 2004 and any shares subject to options held by the person or entity in question that are exercisable on or before January 29, 2005.

(3)	As reported on Schedule 13G filed with the Securities and Exchange Commission on January 27, 2004. Merrill Lynch & Co., Inc., a holding company for certain asset management subsidiaries that, it stated, hold such shares, stated that it had shared voting and dispositive power over all such shares. The Schedule 13G also reported that Master Small Cap Value Trust, 800 Scudders Mill Road, Plainsboro, NJ 08536, had shared voting and dispositive power over 17,822,600 shares (6.6% of the class).
(4)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 5, 2004. Mellon Financial Corporation (“MFC”) is a holding company for certain banks and asset management subsidiaries that, it stated, beneficially own such shares in their fiduciary capacities. MFC stated that, of such shares, it had sole voting power over 15,841,227, sole dispositive power over 19,205,236, and shared voting and dispositive power over 252,420. In the Schedule 13G, two of those subsidiaries, Mellon Trust of New England, NA, and The Boston Company, Asset Management, LLC (both with the same address as MFC), also reported direct or indirect beneficial ownership of 13,918,980 (5.2% of the class) of such shares, of which each reported sole voting power over 10,747,120, sole dispositive power over 13,900,520, and shared voting and dispositive power over 18,460.
(5)	In its Schedule 13G filed on February 10, 2004, Cooke & Bieler, L.P., which stated that it is a registered investment adviser, reported that it had sole voting and dispositive power over 4,216,825 of such shares, shared voting power over 9,195,854 of such shares, and shared dispositive power over 12,419,884 of such shares.
(6)	The amounts listed include the following shares of common stock that may be acquired on or before January 29, 2005 through the exercise of options: Mr. Goldman, 207,500 shares; Mr. Grierson, 207,500 shares; Mr. Marx, 291,250 shares; Prof. Porter, 699,000 shares; Mr. Posternak, 322,500 shares; Mr. Harrison, 6,416,007 shares; Mr. Cohen, 1,481,046 shares; Mr. Cunningham, 1,612,836 shares; Mr. DiBona, 431,042 shares; Mr. Heppelmann, 1,363,654 shares; Mr. Moses, 175,000 shares; and all directors and current executive officers as a group, 13,341,252 shares.
(7)	100 shares are held by Mr. Marx’s spouse as custodian for a minor relative.
(8)	16,560 shares are held jointly by Mr. Harrison with his spouse.
(9)	6,000 shares are held by a family trust as to which Mr. DiBona has sole voting and investment control.
(10)	10,000 shares are held jointly by Mr. Moses with his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers and 10%-or-greater stockholders—file reports with the SEC on their initial beneficial ownership of PTC common stock and any subsequent changes (in this case, “beneficial ownership” means a pecuniary interest in the shares). They must also provide us with copies of the reports.

On September 3, 2004, Michael E. Porter, a member of the Board of Directors, filed an SEC Form 4 reporting the disposition by a broker-managed account maintained on his behalf of 240 shares of common stock in 2002. On March 4, 2004, Tony DiBona, our Executive Vice President, Global Maintenance Support, filed an SEC Form 3/A amending his direct ownership of common stock to include 6,855 shares omitted from his original SEC Form 3 filing. Based on our review of all reports furnished to us, we believe that all of our insiders filed on a timely basis all other reports required by Section 16(a) for fiscal 2004.

INFORMATION ABOUT EXECUTIVE COMPENSATION

The tables on pages 25 through 26 show salaries, bonuses and other compensation paid for the last three fiscal years, options granted in fiscal 2004, options exercised in fiscal 2004 and option values as of year-end fiscal 2004 for the Chief Executive Officer and our five other most highly compensated executive officers.

Summary Compensation Table

Name and Principal Position	Year			Long-Term Compensation Awards			All Other Compen- sation($)(4)
		Annual Compensation		Restricted Stock Awards($)		Shares Underlying Options(#)
		Salary($)(1)	Bonus($)(2)
C. Richard Harrison Chief Executive Officer and President	2004 2003 2002	500,000 500,000 400,000	700,000 387,500 455,000			800,000 1,300,000 600,000	6,150 6,000 5,750

Barry F. Cohen Executive Vice President, Strategic Services and Partners	2004 2003 2002	400,000 400,000 275,000	150,000 167,500 211,250			300,000 700,000 400,000	0 0 1,308

Paul J. Cunningham Executive Vice President, Worldwide Sales	2004 2003 2002	400,000 335,000 275,000	150,000 235,911 174,505			300,000 700,000 400,000	6,150 6,000 5,750

Anthony DiBona Executive Vice President, Global Maintenance Support	2004 2003 2002	325,000 272,548 250,000	500,000 250,367 219,478			175,000 175,000 100,000	6,150 6,000 5,750

James E. Heppelmann Executive Vice President and Chief Product Officer	2004 2003 2002	478,000 478,000 347,000	300,000 167,500 211,250	1,275,000	(3)	300,000 700,000 400,000	6,150 0 5,750

Cornelius F. Moses (5) Executive Vice President and Chief Financial Officer	2004 2003 2002	400,000 123,077 0	400,000 167,500 0			300,000 700,000 0	6,150 0 0

(1)	Salary includes amounts deferred pursuant to our 401(k) Savings Plan. Mr. Heppelmann’s salary for all years presented includes special cost of living allowance compensation.
(2)	Amounts shown, except for those relating to Mr. Cunningham for fiscal years 2002 and 2003 and those relating to Mr. DiBona for fiscal year 2003, are awards under PTC’s incentive plans or bonuses and are earned and accrued during the fiscal years indicated and paid after the end of each fiscal year (these bonuses are described under “Executive Compensation Programs” on page 27). Amounts shown for Mr. Cunningham for fiscal years 2002 and 2003 and Mr. DiBona for fiscal year 2003 primarily comprise commissions based on revenue.
(3)	We granted 375,000 shares of restricted common stock to Mr. Heppelmann on May 30, 2002, on which day the market value of our common stock was $3.40. The restrictions on Mr. Heppelmann’s stock lapse in three annual installments of 125,000 shares each beginning on May 1, 2003, and may lapse sooner as described in “Employment Agreements With Executive Officers” on page 30. Holders of restricted stock have the right to receive cash dividends, if any, paid on such restricted stock (stock dividends remain restricted under the terms of the underlying restricted stock) and have the right to vote such restricted stock. The aggregate value of the remaining restricted stock (125,000 shares) as of September 30, 2004, based on the market value of our common stock on that date ($5.28), was $660,000.
(4)	Amounts shown are our matching contributions under the 401(k) Savings Plan.
(5)	Mr. Moses joined PTC as our Executive Vice President and Chief Financial Officer in June 2003.

Option Grants in Fiscal 2004

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Shares Underlying Options Granted(#)(1)	Percentage of Total Options Granted to Employees in Fiscal Year(%)	Exercise Price Per Share($)	Expiration Date(2)

Name					5%($)(4)	10%($)(4)
C. Richard Harrison	800,000	10.9	4.59	3/3/2014	2,309,301	5,852,222
Barry F. Cohen	300,000	4.1	4.59	3/3/2014	865,988	2,194,583
Paul J. Cunningham	300,000	4.1	4.59	3/3/2014	865,988	2,194,583
Anthony DiBona	175,000	2.4	4.59	3/3/2014	505,160	1,280,174
James E. Heppelmann	300,000	4.1	4.59	3/3/2014	865,988	2,194,583
Cornelius F. Moses	300,000	4.1	4.59	3/3/2014	865,988	2,194,583

(1)	The exercise price of each option is 100% of the fair market value of our common stock on the date the option was granted. The exercise price may be paid in cash or, subject to certain limitations for shares previously acquired upon exercise of options, in shares of common stock, or in a combination of cash and shares. The options become exercisable in four equal annual installments, commencing one year after the date of grant but may become exercisable sooner as described in “Employment Agreements With Executive Officers” on page 30.
(2)	The Expiration Date for each option is ten years from the date of grant.
(3)	The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of our common stock. No gain to the optionees is possible without an increase in the price of our common stock, which will benefit all stockholders proportionately.
(4)	In order to realize the potential values over the ten-year option term set forth in the 5% and 10% columns of this table, the per share price and the total increase in price of the common stock at the end of the option term would be as follows:

	Exercise Price per Share($)	Prices at:		Percentage Increases at:
Date of Grant		5%($)	10%($)	5%	10%
3/3/2004	4.59	7.48	11.91	63	159

Aggregated Option Exercises During Fiscal 2004 and Year-End Option Values

	Shares Acquired on Exercise(#)	Value Realized($)(1)	Number of Shares Underlying Unexercised Options at FY-End(#)	Value of Unexercised In- the-Money Options at FY-End($)(2)
Name			Exercisable/Unexercisable	Exercisable/Unexercisable
C. Richard Harrison	0	0	6,416,007/ 2,233,333	1,920,334/ 4,236,666

Barry F. Cohen	0	0	1,681,046/ 1,116,666	1,155,169/ 2,231,831

Paul J. Cunningham	80,000	186,264	1,675,336/ 1,124,166	891,969/ 2,231,831

Anthony DiBona	0	0	436,042/ 378,333	217,647/ 493,353

James E. Heppelmann	0	0	1,372,734/ 1,141,666	1,331,703/ 2,231,831

Cornelius F. Moses	0	0	175,000/ 825,000	343,000/ 1,236,000

(1)	Market value of the underlying shares on the date of exercise less the option exercise price.
(2)	Market value of shares on September 30, 2004 ($5.28) covered by in-the-money options less the option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

Report of the Compensation Committee

Executive Compensation Programs

Our executive compensation programs consist of three principal elements: base salary, cash bonus and equity incentive awards. We provide no special perquisites to our executives. Our objective traditionally has been to emphasize incentive compensation in the form of cash bonuses and stock option grants, rather than base salary. The Compensation Committee has determined that its focus going forward will be to establish broader executive compensation policies and to annually determine an appropriate mix of base salary, bonus and long-term incentive compensation for executive officers that serves to further those policies. Equity compensation will be used to promote both near- and longer-term corporate performance goals. We anticipate that restricted stock grants will play a larger role than the stock options we have historically used, since these awards involve issuing fewer shares than stock options to deliver similar value and, compared to stock options, they help to reduce overhang and potential stockholder dilution and to reduce expense. In addition, restricted stock grants continue to provide an incentive even if the stock price declines.

The Committee sets the annual base salary for executives after reviewing their historical compensation levels, evaluating past performance and assessing their expected future contributions. In setting base salaries, the Compensation Committee considers generally available information regarding salaries prevailing in the industry but does not tie salaries to any particular indices.

We maintain incentive plans under which executive officers (including the Chief Executive Officer) are paid cash bonuses after the end of each fiscal year. Payments of bonuses under the incentive plans are dependent on our achievement of certain financial targets established by our Board of Directors at the beginning of each fiscal year. A portion of these bonuses may from time to time also be based on individual performance goals. The Committee’s goal is to set both corporate-wide financial performance targets and specific metrics aligned with the executive’s functional area to provide the right mix of incentives to achieve desired results.

For the fiscal 2004 plan, the Committee designated for each officer a target cash bonus amount and initial thresholds for both expense and operating profit to be met by PTC in fiscal 2004 in order for any portion of the bonus to be paid. The executive officers designated to participate in the plan were: C. Richard Harrison, Chief Executive Officer and President; Barry F. Cohen, Executive Vice President, Strategic Services and Partners; Paul J. Cunningham, Executive Vice President, Worldwide Sales; Anthony DiBona, Executive Vice President, Global Maintenance Support; James E. Heppelmann, Executive Vice President and Chief Product Officer; and Cornelius F. Moses, Executive Vice President and Chief Financial Officer.

Under the plan, an officer’s target bonus was split into two halves. The Committee determined that no bonus would be paid unless PTC met designated operating expense and operating profit thresholds (the “Minimum Performance Thresholds”), whereupon the officer would be eligible for a payout of 50% of the officer’s target bonus. In addition to meeting the Minimum Performance Thresholds, payment of the second 50% of the target bonus was: for the Chief Executive Officer, contingent upon PTC meeting certain revenue targets; for the Chief Financial Officer, contingent upon PTC meeting certain expense targets; and for the remaining officers, contingent upon the officer’s particular division meeting one or more additional revenue targets. The plan also provided for upside bonus payments in the event the targets set for a particular officer were exceeded.

In fiscal 2004, the Minimum Performance Thresholds were met and, accordingly, all officers received the first 50% of their target bonuses. With respect to the second 50% of the officers’ bonuses, targets were met or exceeded by five of the six participating officers, including the Chief Executive Officer and, accordingly, the second 50% of the cash bonus was paid to these executive officers. Two of these executive officers also received upside bonus payments based on exceeding their respective targets.

Total fiscal 2004 compensation for executive officers also included long-term incentives in the form of stock options that become exercisable in four annual installments subject to the executive’s continued employment with PTC. Equity incentives are instrumental in promoting the alignment of long-term interests between our executive officers and stockholders due to the fact that gains are directly correlated with increases in our stock price and long-term service by the executive. In making such awards, the Committee considered the contributions of each executive to our overall performance, the responsibilities to be assumed in the upcoming fiscal year, and awards to other executives in the industry holding comparable positions, as well as the executive’s position within PTC. As has been our practice, the Committee fixed the exercise price of the 2004 options at 100% of the fair market value of our common stock on the date of grant.

Compensation Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of the corporation. This provision excludes certain forms of “performance based compensation,” including stock options, from the compensation taken into account for the purposes of that limit. The Committee believes that, although it is desirable for executive compensation to be tax deductible whenever in the Committee’s judgment that would be consistent with the objectives pursuant to which the particular compensation is paid, we should compensate our executive officers fairly in accordance with the guidelines discussed in this report and not be unduly limited by the anticipated tax treatment. Accordingly, the total compensation paid to an executive officer in any year may exceed the amount that is deductible. The Compensation Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

Chief Executive Officer Compensation

For fiscal 2004, Mr. Harrison was awarded a $700,000 cash bonus, which represents 58% of his total cash compensation (base salary plus bonus). The bonus was earned based upon our achievement of revenue and expense targets established at the beginning of the fiscal year, as described above. In fiscal 2004, the Board of Directors granted Mr. Harrison options to purchase 800,000 shares of PTC’s common stock (exercisable in four equal annual installments and with an exercise price equal to the market value of our common stock on the date of grant). The amount of these option grants reflects Mr. Harrison’s overall contributions to PTC, including his efforts in positioning PTC for future growth and reducing its cost structure, and his anticipated future contributions, as well as the factors applicable to executive officers generally described above. At the start of fiscal 2005, Mr. Harrison’s performance was evaluated and his compensation determined in accordance with the factors described above applicable to executive officers generally. Mr. Harrison’s base salary was increased to $520,000 for fiscal 2005, representing a 4% increase from the fiscal 2003 and fiscal 2004 levels of $500,000. His target bonus remained unchanged at the 2004 level, while new performance targets were set for fiscal 2005.

Compensation Committee

Robert N. Goldman, Chairman

Donald K. Grierson

Stock Performance Graph

The following Stock Performance Graph compares the cumulative stockholder return on our common stock from September 30, 1999 to September 30, 2004 with the cumulative total return of the S&P 500 Index, the Nasdaq (U.S. Companies) Index and the Nasdaq Computer & Data Processing Index over the same period. The Stock Performance Graph assumes that the value of the investment in PTC common stock and each of the comparison groups was $100 on September 30, 1999, and assumes the reinvestment of dividends. We have never declared a dividend on our common stock. The stock price performance depicted in the graph below is not necessarily indicative of future price performance.

	9/30/99	9/29/00	9/28/01	9/30/02	9/30/03	9/30/04
Parametric Technology Corporation (PTC)	100.00	81.02	38.44	13.33	23.33	39.11
S&P 500 Index (S&P 500)	100.00	113.28	83.13	66.10	82.22	93.63
Nasdaq (U.S. Companies) Index	100.00	159.86	56.32	49.18	58.43	65.37
Nasdaq Computer & Data Processing Index (NC&D)	100.00	133.05	50.85	39.56	55.97	63.65

Employment Agreements with Executive Officers

Agreement with Mr. Harrison

Mr. Harrison has an agreement that provides him with certain benefits in the event of a termination of his employment under certain circumstances and upon the occurrence of certain events. If we elect to terminate his employment (other than for “Cause,” as defined in the agreement) or effect a “Change in Status” (which, as defined in the agreement, includes a diminution in title, responsibilities or compensation), we must give him eighteen months’ prior notice and:

(1)	he is entitled to receive during the eighteen-month period following such event (or until such earlier date as he commences employment with another company), a salary at a rate equal, on an annualized basis, to one and one third (1 1/3) times the highest annual salary (excluding bonuses) received by him in the prior six months; and

(2)	(A) all outstanding stock options and stock appreciation rights (“SARs”) held by Mr. Harrison shall become exercisable for such number of shares of common stock for which such stock options would have been exercisable had Mr. Harrison’s employment with PTC continued for one year following the notice date or the effective date of the Change in Status, as the case may be, (B) restrictions applicable to restricted stock held by Mr. Harrison shall lapse with respect to such number of shares as would be applicable had Mr. Harrison’s employment with PTC continued for one year following the notice date or the effective date of the Change in Status, as the case may be, and (C) all other criteria for vesting of any award granted under any PTC stock plan and held by Mr. Harrison shall be deemed to have been met, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such stock options, SARs, restricted stock or other award. For the duration of the notice period, Mr. Harrison will continue to vest in any remaining unvested option, SAR or restricted stock grant in accordance with its terms.

The agreement also provides that effective upon (i) a Change in Control (as described below), or (ii) Mr. Harrison’s death or disability: (A) all outstanding stock options and SARs held by Mr. Harrison shall immediately become exercisable in full, (B) all restrictions applicable to restricted stock held by Mr. Harrison shall immediately lapse, and (C) all other criteria for vesting of any award granted under any PTC stock plan and held by Mr. Harrison shall be deemed to have been met, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such stock options, SARs, restricted stock or other award. A “Change in Control,” which is defined in the agreement, generally includes (a) any person or entity becoming the beneficial owner of 50% or more of the voting power of PTC, (b) a change in a majority of our directors, (c) a merger or consolidation in which our stockholders do not have majority voting power of the surviving entity, or (d) the approval by the stockholders of our liquidation or a sale or disposition of all or substantially all of our assets.

Agreements with other Executive Officers Listed in the Summary Compensation Table

PTC has entered into similar agreements with Messrs. Cohen, Cunningham, DiBona, Heppelmann, and Moses, which provide that (i) in the event we terminate their employment without Cause, or effect a Change in Status following a Change in Control of PTC, they are entitled to receive, during the twelve-month period following notice of termination (or until such earlier date as they commence employment with another company), a salary at a rate equal to the highest annual salary (excluding bonuses) received in the prior six months.

The Agreements further provide that, in the event of a Change in Control (i) all outstanding stock options and SARs held by the executive shall immediately become exercisable in full, (ii) all restrictions applicable to restricted stock held by the executive shall immediately lapse, and (iii) all other criteria for vesting of any award granted under any PTC stock plan and held by the executive shall be deemed to have been met, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such stock options, SARs, restricted stock or other award.

EQUITY COMPENSATION PLANS

The following table sets forth information regarding our equity compensation plans as of September 30, 2004:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	25,763,738		$10.30	10,418,673	(1)
Equity compensation plans not approved by security holders	40,270,367	(2)	$9.30	18,445,337

Total	66,034,105	(2)	$9.69	28,864,010	(1)

(1)	Comprises (a) 8,223,007 shares of our common stock available for future issuance under our 2000 Employee Stock Purchase Plan and (b) 2,195,666 shares of our common stock available for awards under our 2000 Equity Incentive Plan (the “2000 EIP”). In addition to stock option awards, the 2000 EIP provides for the issuance of stock appreciation rights (“SARs”). SARs are rights to receive any excess in value of shares of common stock over the exercise price; the Compensation Committee (the “Committee”) of our Board of Directors determines whether they are settled in cash, common stock or other of our securities, awards or other property and may define the manner of determining the excess in value of the shares of common stock. Under our 2000 EIP, the Committee also may make awards of common stock subject to certain restrictions during a specified period, such as the participant’s continued service with PTC or our achieving certain financial goals. The participant generally will forfeit the shares if the specified conditions are not met and the participant cannot transfer the shares before termination of that period. The participant is, however, entitled to vote the shares and receive any dividends during the restriction period. The Committee also may award common stock without restrictions to recognize outstanding achievements or as a supplement to restricted stock awards when PTC’s performance exceeds established financial goals. The Committee determines what, if anything, the participant must pay to receive such a stock award, but the number of shares that may be granted under the 2000 EIP for less than fair market value is limited to 10% of the shares authorized under the plan.
(2)	Excludes 249,534 shares of our common stock issuable upon exercise of outstanding options assumed in connection with our mergers or other acquisition transactions; these options have a weighted-average exercise price of $19.06.

Non-Stockholder Approved Plan

PTC maintains the 1997 Non-Statutory Stock Option (the “Plan”). The purpose of the Plan is to attract and retain key employees and consultants of PTC and our majority-owned subsidiaries, to provide an incentive for them to achieve long-range performance goals and to enable them to participate in our long-term growth. Our employees and consultants, and those of any of our majority-owned subsidiaries, capable of contributing significantly to the successful performance of PTC are eligible for option awards under the Plan. Our officers and directors are not eligible to participate in the Plan. Options granted under the Plan may only be stock options that are not intended to be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

The Plan is administered by the Committee. Subject to the provisions of the Plan, the Committee has the authority to select the employees and consultants to whom options are granted and determine the terms of each option, including the amount, exercise price, vesting schedule (generally in four equal annual installments on each of the first four anniversaries of the date of grant) and term, which may not exceed ten years. The per share exercise price of an option must be at least 100% of the fair market value of our common stock on the date of grant.

Options generally are exercisable only during an optionee’s term of employment or engagement as a consultant and for a period of between ten and ninety days after that term ends. In the case of termination as a result of death or permanent disability, options generally are exercisable thereafter for twelve months; in the case of termination as a result of retirement, options generally are exercisable thereafter for three months. During the lifetime of the optionee, his or her option is exercisable only by him or her and is not transferable except by will or by the laws of descent and distribution.

The Committee may act to preserve an optionee’s rights under an option in the event of a change in control of PTC by (i) accelerating any time period relating to the exercise of the option, (ii) providing for compensating payments to the optionee, (iii) adjusting the terms of the option to reflect the change in control, (iv) causing the option to be assumed by another entity, or (v) making any other provision that the committee may consider equitable to optionees and in the best interests of PTC. Unless otherwise determined by the Board, stock options held by Senior Vice President and Vice President level employees become exercisable in full if, within one year following a change in control of PTC, such employee’s employment is terminated without cause, by the employee due to a Change in Status, or due to his or her death or partial or total disability.

The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time. The Committee may amend, modify or terminate any outstanding award with the respective optionee’s consent unless the amendment would not materially and adversely affect the optionee in which case, consent is not required. However, the Committee may not, without stockholder approval, amend any outstanding option to reduce the exercise price at any time during the term of such option.

Plans Assumed in Connection with a Merger or Other Acquisition Transaction

PTC has also assumed stock options under certain equity plans of acquired companies. These plans are all inactive and no future options may be granted under them. The plans are all substantially similar to the Plan, discussed above, except that certain of the options outstanding are “incentive stock options” within the meaning of Section 422 of the Code.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, an independent registered public accounting firm, served as PTC’s independent auditors for fiscal 2004 and has reported on our 2004 consolidated financial statements. The Audit Committee of the Board of Directors has re-appointed PricewaterhouseCoopers LLP for fiscal year 2005 and, as described above, the Board is seeking your confirmation of PricewaterhouseCoopers LLP’s appointment. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

Report of the Audit Committee

The Audit Committee is responsible for reviewing PTC’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements for fiscal 2004 with management and with PricewaterhouseCoopers LLP, our independent registered accounting firm. In this process, the Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, PTC’s critical accounting policies and the overall quality of PTC’s financial reporting and disclosure controls.

The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with PricewaterhouseCoopers LLP their independence from PTC and its management, including the matters in the letter and written disclosures received from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the independent auditors’ provision of the other, non-audit related services to PTC, which are referred to in “Independent Registered Public Accounting Firm Services and Fees” below, is compatible with maintaining independence.

Based on the Committee’s discussions with management, the representations of the independent auditors and the Committee’s review of PricewaterhouseCoopers LLP’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PTC’s Annual Report on Form 10-K for fiscal 2004 for filing with the Securities and Exchange Commission.

Audit Committee

Oscar B. Marx, Chairman

Robert N. Goldman

Noel G. Posternak

Independent Registered Public Accounting Firm Services and Fees

The Audit Committee is responsible for the engagement of our independent auditors and for approving, in advance, all auditing services and permitted non-audit services to be provided by the independent auditors. The Audit Committee maintains a policy for the engagement of the independent auditors that is intended to maintain the independent auditor’s independence from PTC. In adopting the policy, the Audit Committee considered the various services that the independent auditors have historically performed or may be needed to perform in the future. The policy, which is to be reviewed and re-adopted at least annually by the Audit Committee:

(i)	Approves the performance by the independent auditors of certain types of service (principally audit-related and tax), subject to restrictions in some cases, based on the Committee’s determination that this would not be likely to impair the independent auditors’ independence from PTC;

(ii)	Requires that management obtain the specific prior approval of the Audit Committee for each engagement of the independent auditors to perform other types of permitted services; and

(iii)	Prohibits the performance by the independent auditors of certain types of services due to the likelihood that their independence would be impaired.

Any approval required under the policy must be given by the Audit Committee, by the Chairman of the Committee in office at the time, or by any other Committee member to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditors to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of an engagement of the independent auditors is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditors’ independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and applicable professional standards. Relevant considerations include, but are not limited to, whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PTC’s financial statements; whether the independent auditors would be functioning in the role of management or in an advocacy role; whether performance of the service by the independent auditors would enhance PTC’s ability to manage or control risk or improve audit quality; whether performance of the service by the independent auditors would increase efficiency because of their familiarity with PTC’s business, personnel, culture, systems, risk profile and other factors; and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditors in the period that is for tax and other non-audit services, would tend to reduce the independent auditors’ ability to exercise independent judgment in performing the audit.

The following table states the fees for professional services rendered during fiscal 2003 and fiscal 2004 by our independent auditors, PricewaterhouseCoopers LLP.

Type of Professional Services	Fiscal 2003	Fiscal 2004
Audit	$1,472,000	$1,668,000
Audit-Related (1)	155,000	100,000
Tax (2)	1,916,000	1,292,000
All Other	—	—

(1)	Consisting principally of fees for services related to employee benefit plan audits and consultations concerning financial accounting and reporting standards and internal controls.
(2)	Consisting principally of fees related to tax compliance, tax planning and tax advice services, including preparation and review of tax returns, assistance with tax audits and refund claims and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees), as follows:

	Type of Tax Service	Fiscal 2003	Fiscal 2004
(a)	Tax compliance and preparation services (comprised of preparation of original and amended tax returns, claims for refunds, and tax payment planning services):	$583,000	$253,000
(b)	Other tax services including tax advice services and assistance with tax audits:	397,000	323,000
(c)	Tax compliance services related to PTC’s expatriate employees:	936,000	716,000

	Total	$1,916,000	$1,292,000

INFORMATION ABOUT THE NOMINATING FUNCTIONS OF THE

NOMINATING & CORPORATE GOVERNANCE COMMITTEE

The Nominating & Corporate Governance Committee’s responsibilities regarding director nominations are to: determine the desired Board skills and attributes for directors; consider and recruit candidates to fill new positions on the Board; review candidates recommended by stockholders; conduct the appropriate and necessary evaluations of the backgrounds and qualifications of possible director candidates; and recommend director nominees for approval by the Board or the stockholders.

In selecting nominees for director, the Nominating & Corporate Governance Committee reviews candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board.

The Nominating & Corporate Governance Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary mandate with respect to director nominees is to create a Board with a broad range of skills and attributes that is aligned with our strategic needs. The minimum qualifications for director nominees is that they (i) be able to dedicate the time and resources sufficient for the diligent performance of the duties required of a member of the Board of Directors, (ii) not hold positions or interests that conflict with their responsibilities to PTC, and (iii) comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations. Additionally, PTC’s Corporate Governance Guidelines require that at least a majority of members of the Board of Directors must qualify as independent directors in accordance with Nasdaq independence rules.

The Nominating & Corporate Governance Committee’s process for evaluating nominees for director, including nominees recommended by stockholders, is to consider an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and other relevant criteria as may contribute to PTC’s success. This evaluation is performed in light of the Committee’s views as to what skill set and other characteristics would most complement those of the current directors, including the diversity, age, skills and experience of the Board as a whole. With respect to identifying potential candidates, the Committee does not foreclose any sources.

If you wish to recommend a director candidate for consideration by the Committee, you should provide the following information to Aaron von Staats, Clerk, Parametric Technology Corporation, 140 Kendrick Street, Needham, Massachusetts 02494: (a) a brief statement outlining the reasons the nominee would be an effective director for PTC; (b) (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committee on which the candidate has served during that period, (iii) the number of shares of PTC stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with PTC; and (c) (i) your name and record address and the name and address of the beneficial owner of our shares, if any, on whose behalf the proposal is made and (ii) the number of shares of PTC stock that you and such other beneficial owner, if any, beneficially own. The Committee may seek further information from or about you, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and you and between the candidate and any such other beneficial owner.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

If you wish to make a proposal for consideration at the 2006 Annual Meeting of Stockholders, you must give written notice to us between October 4, 2005 and November 3, 2005, including the information required by our by-laws. Under SEC rules, if you desire that such proposal be included in our proxy statement and proxy card, you must give written notice to us no later than October 4, 2005. Your written proposal must be sent to: Aaron von Staats, Clerk, Parametric Technology Corporation, 140 Kendrick Street, Needham, Massachusetts 02494. In order to curtail controversy as to the date on which PTC receives a proposal, you should submit your proposal by Certified Mail-Return Receipt Requested.

By Order of the Board of Directors,

AARON C. VON STAATS

Clerk

February 1, 2005

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING OF STOCKHOLDERS. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

APPENDIX A

PARAMETRIC TECHNOLOGY CORPORATION

AUDIT COMMITTEE CHARTER

The audit committee is a committee appointed each year by the board of directors. Its primary function is to assist the board in fulfilling its oversight responsibilities for accounting and financial reporting compliance, including reviewing the financial information provided to the stockholders and others, the Corporation’s accounting policies, disclosure controls and procedures and internal accounting and financial controls, and the audit process.

Oversight of Independent Accountant

The independent accountant shall be ultimately accountable to the board of directors and its audit committee, as representatives of the stockholders. In this connection, the audit committee, as a committee of the board, shall be directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the work of the independent accountant, including resolving any disagreements between management and the independent accountant regarding financial reporting. The committee shall receive direct reports from the independent accountant. The committee shall be responsible for approving, in advance, all auditing services and permitted non-audit services provided by the independent accountant.

The audit committee shall also be responsible for overseeing the independence of the independent accountant. In this connection, the audit committee shall receive from the independent accountant a formal written statement delineating all relationships between the independent accountant and the Corporation, consistent with Independence Standards Board Standard No. 1, and shall actively engage in a dialogue with the independent accountant with respect to any disclosed relationships or services that may impact its objectivity and independence and take, or recommend that the full board of directors take, appropriate action regarding the independence of the independent accountant.

In the course of its appointment of the independent accountant, the audit committee will, at least once every three years, evaluate the tenure of the independent accountant’s service, the quality of its engagements and the associated costs to determine if independent accountant rotation is advisable.

Responsibilities for Accounting and Financial Reporting Compliance

The audit committee’s role is one of oversight, and it is recognized that the Corporation’s management is responsible for preparing the financial statements and that the independent accountant is responsible for auditing those financial statements.

The following functions shall be the common recurring activities of the audit committee in carrying out its oversight function. These functions are set forth as a guide and may be varied from time to time as appropriate in the circumstances. In meeting its responsibilities, the audit committee is expected to:

1.    Provide an open avenue of communication between the independent accountant and the board of directors.

2.    Inquire of management and the independent accountant about significant risks or exposures with respect to accounting methods and financial practices and assess the steps management has taken to minimize such risk to the Corporation.

3.    Consider, in consultation with the independent accountant, the audit scope and plan of the independent accountant.

4.    Review with the independent accountant the coordination of audit effort to assure completeness of coverage and reduction of redundant efforts.

5.    Monitor the adequacy and effectiveness of the Corporation’s internal controls and internal auditing procedures, including computerized information system controls and security, and consider and review with the independent accountant:

a.    Such adequacy and effectiveness and how the Corporation’s financial systems and controls compare with industry practices;

b.    Any significant deficiencies in the design or operation of those controls that could adversely affect the Corporation’s ability to record, process, summarize and report financial data;

c.    Any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls; and

d.    Any related significant findings and recommendations of the independent accountant and internal auditing personnel together with management’s responses thereto.

6.    Regarding the Corporation’s accounting practices:

a.    Review with the independent accountant the acceptability and quality of the Corporation’s accounting principles and policies, as contemplated by Statement of Auditing Standards No. 61, and discuss with the independent accountant how the Corporation’s accounting policies compare with those in the industry;

b.    Review with management and the independent accountant the Corporation’s critical accounting policies and practices, and the accounting estimates resulting from the application thereof;

c.    Discuss with the independent accountant all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative disclosures and treatments, and the treatment preferred by the independent accountant; and

d.    Discuss with the independent accountant periodically whether all material correcting adjustments identified by the outside auditor in accordance with generally accepted accounting principles and the rules of the SEC are reflected in the Corporation’s financial statements.

7.    Review with management and the independent accountant any material financial or other arrangements of the Corporation that do not appear on the Corporation’s financial statements and any transactions or courses of dealing with third parties that are significant in size or involve terms or other aspects that differ from those likely to be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Corporation’s financial statements.

8.    Review with management quarterly and at the completion of the annual examination:

a.    The independent accountant’s audit of the Corporation’s financial statements and limited review in accordance with Statement of Accounting Standards No. 71 of financial statements included in the Corporation’s quarterly SEC reports;

b.    Any significant changes required in the independent accountant’s audit plan; and

c.    Other matters related to the conduct of the audit, which are to be communicated to the committee under generally accepted auditing standards.

9.    Review with the independent accountant all material communications between the independent accountant and management, such as any management letter or schedule of unadjusted differences.

10.    Consider and review with management:

a.    Significant findings during the year and management’s responses thereto; and

b.    Any difficulties encountered by the independent accountant in the course of its audit, including any restrictions on the scope of work or access to required information and any serious difficulties or disputes with management encountered during the course of the audit.

11.    Review legal and regulatory matters that may have a material impact on the financial statements, related Corporation compliance policies, and programs and reports received from regulators.

12.    Meet with the independent accountant and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

13.    Recommend to the board whether, based on the reviews and discussions referred to above, the financial statements should be included in the Corporation’s Annual Report on Form 10-K.

14.    Oversee the Corporation’s disclosure controls and procedures.

15.    Perform such other functions as assigned by law, the Corporation’s charter or by-laws, or the board of directors.

Related Party Transactions and Complaint Procedures

The committee shall review and approve all related-party transactions involving the Corporation.

Any issue of significant financial misconduct shall be brought to the attention of the audit committee for its consideration. The committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Meetings and Authority

The audit committee shall meet at least five times per year or more frequently as circumstances require. The committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

The committee shall report committee actions to the board of directors with such recommendations as the committee may deem appropriate, and shall make recommendations to the board of directors with respect to initiating investigations into any matters within the committee’s scope of responsibilities.

In discharging its oversight role, the audit committee shall have the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Corporation, to engage independent counsel and other advisers, and to determine the compensation to be paid such counsel and advisers by the Corporation, as it determines necessary to carry out it duties.

Membership

The audit committee shall consist of at least three members of the board who shall meet all applicable regulatory and exchange requirements of independence and financial expertise. Audit committee members and the committee chairman shall be designated annually by the full board of directors and shall serve at the pleasure of the board.

Review of Charter

This audit committee charter shall be reviewed and reassessed for adequacy annually by the audit committee.

29-July-2004

APPENDIX B

PARAMETRIC TECHNOLOGY CORPORATION

2000 EQUITY INCENTIVE PLAN

As amended by the Board of Directors on January 5, 2005, subject to stockholder approval

1. Purpose.

The purpose of the Parametric Technology Corporation 2000 Equity Incentive Plan (the “Plan”) is to attract and retain directors and key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve performance goals, and to enable them to participate in the growth of the Company by granting Awards with respect to the Company’s Common Stock. Certain capitalized terms used herein are defined in Section 9 below.

2. Administration.

The Plan shall be administered by the Committee; provided, that the Board may in any instance perform any of the functions of the Committee hereunder. The Committee shall select the Participants to receive Awards and shall determine the terms and conditions of the Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or Covered Employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

3. Eligibility.

All directors and all employees and consultants of the Company or any Affiliate capable of contributing to the successful performance of the Company are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

4. Stock Available for Awards.

(a) Amount. Awards, including Incentive Stock Options, may be made under the Plan for up to an aggregate of 24,500,000 shares of Common Stock, and such additional number of shares, not to exceed 5,000,000, may be issued in the form of Restricted Stock as are required to carry out the Option exchange program authorized by Section 5(d) of this Plan, in each case subject to adjustment under subsection (b). If any Award expires or is terminated unexercised or is forfeited, the shares subject to such Award, to the extent of such expiration, termination, or forfeiture, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist of authorized but unissued shares or treasury shares.

(b) Adjustment. In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee (subject in the case of Incentive Stock Options to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards and (iii) the exercise price with respect to any of the foregoing, provided that the number of shares subject to any Award shall always be a whole number, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award.

(c) Limit on Individual Grants. Subject to adjustment under subsection (b) above, the maximum number of shares of Common Stock that are either subject to Options and Stock Appreciation Rights or are granted as Restricted Stock Units, Restricted Stock or unrestricted stock Awards with respect to which Performance Goals apply under Section 7 below that may be granted to any Participant in the aggregate in any fiscal year shall not exceed 2,000,000.

5. Stock Options.

(a) Grant of Options. Subject to the provisions of the Plan, the Committee may grant options (“Options”) to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder (“Incentive Stock Options”) and (ii) not intended to comply with such requirements (“Nonstatutory Stock Options”). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant, provided that a Nonstatutory Stock Option granted to a new employee or consultant in connection with the hiring of such person may have a lower exercise price so long as it is not less than 100% of Fair Market Value on the date the person accepts the Company’s offer of employment or the date employment commences, whichever is lower. No Options may be granted hereunder more than ten years after the effective date of the Plan.

(b) Terms and Conditions. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(c) Payment. No shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the grant of the Option, by delivery of shares of Common Stock owned by the optionee valued at their Fair Market Value on the date of delivery, or such other lawful consideration, including a payment commitment of a financial or brokerage institution, as the Committee may determine.

(d) Exchange Program. Notwithstanding the provisions of Section 8(i), the Committee may, at any time before the Company’s 2006 Annual Meeting of Stockholders and without further stockholder approval, undertake an exchange program under which employees deemed eligible by the Committee (other then the Company’s Chief Executive Officer or any of the other executive officers named in the summary compensation table in the Company’s proxy statement for the Company’s 2005 Annual Meeting of Stockholders) may elect to surrender for cancellation outstanding Options granted under any plan of the Company that have at the time an exercise price at or above a level determined by the Committee in exchange for cash and/or not more than an aggregate of 5,000,000 shares of Restricted Stock issued under this Plan, the form of such consideration to be determined by the Committee in its discretion. Such Exchange Program shall provide that each eligible Participant must exchange or surrender Options with a fair value (as determined by the Committee using established valuation methods, including but not limited to the Black-Scholes model) equal to or greater than the fair value of the replacement Award or the amount of any cash consideration, as the case may be. Replacement Awards shall have such other terms and conditions, with respect to vesting and otherwise, as may be determined by the Committee.

6. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the exercise price (“Stock Appreciation Rights” or “SARs”). The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property, and may define the manner of determining the excess in value of the shares of Common Stock.

(b) Exercise Price. The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined. An SAR may not have an exercise price less than 100% of the Fair Market Value of the Common Stock on the date of the grant, provided that such an SAR granted to a new employee or consultant in connection with the hiring of such person may have a lower exercise price so long as it is not less than 100% of Fair Market Value on the date the person accepts the Company’s offer of employment or the date employment commences, whichever is lower.

7. Stock and Stock Unit Awards.

(a) Grant of Restricted or Unrestricted Stock Awards. The Committee may grant shares of Common Stock subject to forfeiture (“Restricted Stock”) and determine the duration of the period (the “Restricted Period”) during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary. The Committee also may make Awards of shares of Common Stock that are not subject to restrictions or forfeiture, on such terms and conditions as the Committee may determine from time to time.

(b) Grant of Restricted Stock Units. The Committee may grant the right to receive in the future shares of Common Stock subject to forfeiture (“Restricted Stock Units”) and determine the duration of the Restricted Period during which, and the conditions under which, the Award may be forfeited to the Company and the other terms and conditions of such Awards. Restricted Stock Unit Awards shall constitute an unfunded and unsecured obligation of the Company, and shall be settled in shares of Common Stock or cash, as determined by the Committee at the time of grant or thereafter. Such Awards shall be made in the form of “units” with each unit representing the equivalent of one share of Common Stock.

(c) Performance Goals; Consideration. The Committee may establish Performance Goals for the granting of Restricted Stock, unrestricted stock Awards, Restricted Stock Units or the lapse of risk of forfeiture of Restricted Stock or Restricted Stock Units. Shares of Restricted Stock or unrestricted stock or Restricted Stock Units may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine.

8. General Provisions Applicable to Awards.

(a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

(b) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(c) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable (in cash or in the form of Awards under the Plan) currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.

(d) Termination of Service. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

(e) Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

(f) Transferability. In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.

(g) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant hereunder or otherwise. In the Committee’s discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

(h) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(i) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required (a) if such action would terminate, or reduce the number of shares issuable under, an Option, unless any time period relating to the exercise of such Option or the eliminated portion, as the case may be, is accelerated before such termination or reduction, in which case the Committee may provide for the Participant to receive cash or other property equal to the net value that would be received upon exercise of the terminated Option or the eliminated portion, as the case may be, and (b) in any other case, unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant. The Committee shall not, without further approval of the stockholders of the Company, authorize the amendment of any outstanding Option to reduce the exercise price. Furthermore, no Option shall be canceled and replaced with Options having a lower exercise price without approval of the stockholders of the Company.

9. Certain Definitions.

“Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.

“Award” means any Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit granted under the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Committee” means one or more committees each comprised of not less than two members of the Board appointed by the Board to administer the Plan or a specified portion thereof. Unless otherwise determined by the Board, if a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act or an “outside director” within the meaning of Section 162(m) of the Code, respectively.

“Common Stock” or “Stock” means the Common Stock, $.01 par value, of the Company.

“Company” means Parametric Technology Corporation, a Massachusetts corporation.

“Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s estate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

“Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

“Participant” means a person selected by the Committee to receive an Award under the Plan.

“Performance Goals” means one or more objective performance goals based on one or more of the following criteria established by the Committee: revenue; revenue growth; sales; expenses; margins; net income; earnings or earnings per share; cash flow; shareholder return; return on investment; return on invested capital, assets, or equity; profit before or after tax; operating profit; return on research and development investment; market capitalization; new product releases; quality improvements; market share; cycle time reductions; customer satisfaction measures; strategic positioning or marketing programs; business/information systems improvements; expense management; infrastructure support programs; human resource programs; customer programs; technology development programs; or any combination of any of the foregoing, and may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.

“Reporting Person” means a person subject to Section 16 of the Exchange Act.

10. Miscellaneous.

(a) No Right To Employment. No person shall have any claim or right to be granted an Award. Each employee of the Company or any of its Affiliates is an employee-at-will (that is to say that either the Participant or the Company or any Affiliate may terminate the employment relationship at any time for any reason or no reason at all) unless and only to the extent provided in a written employment agreement for a specified term executed by the chief executive officer of the Company or his duly authorized designee or the authorized signatory of any Affiliate. Neither the adoption, maintenance, nor operation of the Plan nor any Award hereunder shall confer upon any employee or consultant of the Company or of any Affiliate any right with respect to the continuance of his/her employment by or other service with the Company or any such Affiliate nor shall they interfere with the rights of the Company (or Affiliate) to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

(c) Effective Date. The Plan shall be effective on the date it is approved by the stockholders.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement.

(e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

As amended by the Board of Directors on January 5, 2005, subject to stockholder approval

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PARAMETRIC TECHNOLOGY CORPORATION

PROXY FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 10, 2005

The undersigned, revoking all prior proxies, hereby appoints Cornelius F. Moses and Aaron C. von Staats, or either of them acting singly, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Parametric Technology Corporation (“PTC”) that the undersigned is entitled, if personally present, to vote at the 2005 Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Thursday, March 10, 2005, at the offices of the company, 140 Kendrick Street, Needham, Massachusetts 02494, and any adjournment or postponement thereof.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 17, 2005. Your attendance at the Annual Meeting will not be deemed to revoke this proxy unless you revoke this proxy in writing and vote in person at the Annual Meeting. Along with this proxy, we are sending you notice of the Annual Meeting and the related proxy statement, as well as our Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements, for the year ended September 30, 2004.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2, 3 AND 4. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

PARAMETRIC TECHNOLOGY CORPORATION 140 KENDRICK STREET NEEDHAM, MA 02494 - 2714

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and then follow the instructions to submit an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Parametric Technology Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X PRMTRC

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PARAMETRIC TECHNOLOGY CORPORATION

Vote on Proposals

THE DIRECTORS RECOMMEND A VOTE “FOR ALL” NOMINEES	The Directors Recommend

ê
1. Elect three Class III Directors to serve for the next three years: 01) Robert N. Goldman 02) C. Richard Harrison 03) Joseph M. O’Donnell	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for a director nominee, mark “For All Except” and write the number of the nominee(s) for whom you wish to withhold authority to vote on the line below

THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSALS 2, 3 AND 4	The Directors Recommend

ê
2. Approve amendments to our 2000 Equity Incentive Plan, including the authority for an exchange and cancellation of outstanding stock options.	For ☐	Against ☐	Abstain ☐
3. Approve an amendment to our Articles of Organization authorizing a reverse stock split at a two-for-five ratio.	For ☐	Against ☐	Abstain ☐
4. Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm for the current fiscal year.	For ☐	Against ☐	Abstain ☐

For address changes and/or comments, please check this box and write them on the back where indicated	☐

Please sign name(s) exactly as appearing on your stock certificate. If shares are held jointly, each joint owner should personally sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please indicate if you plan to attend this meeting	☐ Yes	☐ No

Signature (PLEASE SIGN WITHIN BOX)	Date		Signature (Joint Owners)	Date